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                           PURCHASE AND SALE AGREEMENT

                                       FOR

                      PALO VERDE NUCLEAR GENERATING STATION

                                 BY AND BETWEEN

                       SOUTHERN CALIFORNIA EDISON COMPANY,
                            A CALIFORNIA CORPORATION

                                       AND

                        PINNACLE WEST ENERGY CORPORATION,
                             AN ARIZONA CORPORATION

                                   DATED AS OF

                                 APRIL 27, 2000










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
                                TABLE OF CONTENTS

                                                                            Page
                                                                            ----
ARTICLE 1     DEFINITIONS..................................................    1

         1.1  Defined Terms................................................    1
         1.2  Index of Other Defined Terms.................................   14
         1.3  Interpretation...............................................   15

ARTICLE 2     PURCHASE AND SALE OF ASSETS..................................   16

         2.1  Transfer of Assets...........................................   16
         2.2  Decommissioning Fund.........................................   19
         2.3  Excluded Assets..............................................   20
         2.4  Assumption of Liabilities....................................   21
         2.5  Excluded Liabilities.........................................   23
         2.6  Spent Nuclear Fuel...........................................   24
         2.7  Department of Energy Decommissioning and Decontamination Fees   24
         2.8  Control of Litigation........................................   25

ARTICLE 3     CLOSING......................................................   25

         3.1  Closing......................................................   25
         3.2  Purchase Price...............................................   26
         3.3  Pre-Closing and Post-Closing Adjustments.....................   27
         3.4  Payment......................................................   28
         3.5  Allocation of Purchase Price.................................   28
         3.6  Prorations...................................................   29
         3.7  No Assignment if Breach......................................   30
         3.8  Deliveries by Seller.........................................   30
         3.9  Deliveries by Purchaser......................................   31
         3.10 Facilities Contracts.........................................   32

ARTICLE 4     REPRESENTATIONS, WARRANTIES AND DISCLAIMERS OF SELLER........   32

         4.1  Organization and Existence...................................   32
         4.2  Execution, Delivery and Enforceability.......................   32
         4.3  No Violation.................................................   33
         4.4  Compliance with Laws.........................................   33
         4.5  Permits, Licenses, Etc.......................................   33
         4.6  Nuclear Law Matters..........................................   34
         4.7  Litigation...................................................   34
         4.8  Title........................................................   34
         4.9  Qualified Decommissioning Fund...............................   34

                                        i
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                                TABLE OF CONTENTS
                                   (continued)

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                                                                            ----
         4.10 Non-Qualified Decommissioning Fund...........................   36
         4.11 Facilities Contracts.........................................   37
         4.12 Intellectual Property........................................   37
         4.13 Taxes........................................................   38
         4.14 Undisclosed Liabilities......................................   38
         4.15 Brokers......................................................   38

ARTICLE 5     REPRESENTATIONS AND WARRANTIES OF PURCHASER..................   38

         5.1  Organization and Existence...................................   38
         5.2  Execution, Delivery and Enforceability.......................   38
         5.3  No Violation.................................................   39
         5.4  ACC..........................................................   39
         5.5  Compliance with Laws.........................................   39
         5.6  Litigation...................................................   40
         5.7  Brokers......................................................   40
         5.8  Financing....................................................   40
         5.9  Qualified for Permits........................................   40
         5.10 "AS IS" SALE.................................................   40

ARTICLE 6     COVENANTS OF EACH PARTY......................................   41

         6.1  Efforts to Close.............................................   41
         6.2  Updating.....................................................   42
         6.3  Conduct Pending Closing......................................   42
         6.4  Consents and Approvals.......................................   43
         6.5  Intentionally Omitted........................................   45
         6.6  Tax Matters..................................................   45
         6.7  Risk of Loss.................................................   47
         6.8  Decommissioning Fund.........................................   48
         6.9  Cooperation Relating to Insurance............................   48
         6.10 Confidentiality..............................................   49
         6.11 Adequate Assurance...........................................   50
         6.12 Title to Real Property and Leased Property...................   50
         6.13 Third Party Offers...........................................   50
         6.14 Post Closing - Additional Offers.............................   53
         6.15 Post Closing - Further Assurances............................   53
         6.16 Post Closing - Information and Records.......................   53
         6.17 Release......................................................   54
         6.18 Interconnection Agreement....................................   55

ARTICLE 7     INDEMNIFICATION..............................................   55

         7.1  Indemnification by Seller....................................   55

                                       ii
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                                TABLE OF CONTENTS
                                   (continued)

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                                                                            ----
         7.2  Indemnification by Purchaser.................................   56
         7.3  Notice of Claim..............................................   57
         7.4  Defense of Third Party Claims................................   57
         7.5  Cooperation..................................................   58
         7.6  Mitigation and Limitation on Claims..........................   58
         7.7  Exclusivity..................................................   59

ARTICLE 8     CONDITIONS PRECEDENT TO OBLIGATIONS OF PURCHASER AT
              THE CLOSING..................................................   59

         8.1  Compliance with Provisions...................................   59
         8.2  HSR Act......................................................   59
         8.3  Injunction...................................................   59
         8.4  Required Regulatory Approvals................................   59
         8.5  Representations and Warranties...............................   59
         8.6  Officer's Certificate........................................   60
         8.7  Title Policy/Insurance.......................................   60
         8.8  Material Adverse Effect......................................   60
         8.9  IRS Letter Ruling............................................   60
         8.10 Encumbrances.................................................   60
         8.11 Seller's Required Consents...................................   60
         8.12 Legal Opinion................................................   60
         8.13 No Termination...............................................   60
         8.14 Decommissioning Fund.........................................   60

ARTICLE 9     CONDITIONS PRECEDENT TO OBLIGATIONS OF SELLER AT THE CLOSING.   61

         9.1  Compliance with Provisions...................................   61
         9.2  HSR Act......................................................   61
         9.3  Injunction...................................................   61
         9.4  Approvals....................................................   61
         9.5  Representations and Warranties...............................   61
         9.6  Officer's Certificate........................................   62
         9.7  Legal Opinion................................................   62
         9.8  IRS Letter Ruling............................................   62
         9.9  No Termination...............................................   62
         9.10 Interconnection Agreement....................................   62
         9.11 Consents.....................................................   62
         9.12 Collateral Agreement.........................................   62

ARTICLE 10    TERMINATION..................................................   62

         10.1 Rights To Terminate..........................................   62

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                                TABLE OF CONTENTS
                                   (continued)

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         10.2 Effect of Termination........................................   63
         10.3 Specific Performance; Limitation of Damages..................   64

ARTICLE 11    MISCELLANEOUS AGREEMENTS AND ACKNOWLEDGMENTS.................   64

        11.1  Expenses.....................................................   64
        11.2  Entire Document..............................................   64
        11.3  Schedules....................................................   64
        11.4  Counterparts.................................................   64
        11.5  Severability.................................................   65
        11.6  Assignability................................................   65
        11.7  Captions.....................................................   65
        11.8  Governing Law................................................   65
        11.9  Dispute Resolution...........................................   65
        11.10 Notices......................................................   66
        11.11 Time is of the Essence.......................................   67
        11.12 No Third Party Beneficiaries.................................   67
        11.13 No Joint Venture.............................................   67
        11.14 Construction of Agreement....................................   68
        11.15 Effect of Closing Over Known Unsatisfied Conditions or
              Breached Representations, Warranties or Covenants............   68
        11.16 Conflicts....................................................   68
        11.17 Waiver of Compliance.........................................   68
        11.18 Survival.....................................................   68

EXHIBITS

        [INTENTIONALLY OMITTED]............................................    A
        Seller's Legal Opinion.............................................    B
        Purchaser's Legal Opinion..........................................    C

SCHEDULES

Schedule 1.1.61(a) "Schedule of Seller's Officers, Employees, and Knowledgeable Persons"
Schedule 1.1.61(b) "Schedule of Purchaser's and Operating Agent's Officers, Employees and Authorized Agents"
Schedule 1.1.61(c) "Schedule of Operating Agent's Officers, Employees and Authorized Agents"
Schedule 2.1(e)      "Uranium Agreements"
Schedule 2.1(r)      "Miscellaneous Assets"
Schedule 2.3(a)      "Schedule of Excluded Assets"
Schedule 2.3(i)      "Examples of Excluded Claims"

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                                TABLE OF CONTENTS
                                   (continued)

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Schedule 3.2(b)      "Capital Expenditure Categories"
Schedule 3.6(a)(v)   "Operating and Maintenance Expenses"
Schedule 4.11        "Certain Facilities Contracts"
Schedule 6.6(g)(ii)  "Pollution Control Bonds"
Schedule 6.8(b)      "IRS Letter Ruling"

                           PURCHASE AND SALE AGREEMENT
                    FOR PALO VERDE NUCLEAR GENERATING STATION


     This PURCHASE AND SALE AGREEMENT FOR PALO VERDE NUCLEAR GENERATING STATION is made as of April 27, 2000, by and between SOUTHERN CALIFORNIA EDISON COMPANY, a California corporation ("SELLER"), and PINNACLE WEST ENERGY CORPORATION, an Arizona corporation ("PURCHASER").

                                   BACKGROUND

     A. Seller desires to sell to Purchaser certain assets which constitute all of Seller's participation interests in the Facilities, the Facilities Switchyard and certain other facilities and assets associated therewith or ancillary thereto, and Purchaser desires to purchase these assets from Seller, all on the terms and conditions hereinafter set forth;

     B. Seller and Purchaser are entering into this Agreement to evidence their respective duties, obligations and responsibilities;

     NOW,  THEREFORE,  in  consideration  of  the  respective   representations,
warranties, covenants and agreements contained in this Agreement, Seller and Purchaser agree as follows:

                                    ARTICLE 1
                                   DEFINITIONS

     1.1 DEFINED TERMS. The following terms when used in this Agreement (or in the Schedules and Exhibits to this Agreement) with initial letters capitalized have the meanings set forth below:

          1.1.1 ACC. "ACC" means the Arizona Corporation Commission or its regulatory successor, as applicable.

          1.1.2 ANI. "ANI" means American Nuclear Insurers.

          1.1.3 APS. "APS" means Arizona Public Service Company, an Arizona corporation.

          1.1.4 AZ3. "AZ3" means the delivery or scheduling point designated by the California ISO which, as of the Effective Date of this Agreement, is the Facilities Switchyard.

          1.1.5  AFFILIATE.  "AFFILIATE" of a Person means any other Person that
(a) directly or indirectly controls the specified Person; (b) is controlled by or is under direct or indirect common control with the specified Person; or (c) is an officer, director, employee, representative or agent or subsidiary of the Person. For the purposes of this definition, "control," when used with respect to any specified Person, means the power to direct the management or policies of the specified Person, directly or indirectly, whether through the ownership of voting securities, partnership or limited liability company interests, by contract or otherwise.

          1.1.6 AGREEMENT. "AGREEMENT" means this Purchase and Sale Agreement, together with the Schedules and Exhibits hereto.

          1.1.7 ANCILLARY AGREEMENTS. "ANCILLARY AGREEMENTS" means the Deed, Bill of Sale, Assignment and Assumption Agreement and any other agreement to be executed and delivered by the Parties under this Agreement.

          1.1.8 ARTICLE. "ARTICLE" means a numbered article of this Agreement. An Article includes all the numbered sections of this Agreement that begin with the same number as that Article.

          1.1.9 ASSETS. "ASSETS" has the meaning set forth in SECTION 2.1 "Transfer of Assets."

          1.1.10 ASSIGNMENT AND ASSUMPTION AGREEMENT. "ASSIGNMENT AND ASSUMPTION AGREEMENT" means the assignment and assumption agreement between Seller and Purchaser, to be delivered at the Closing, in such form as shall be reasonably acceptable to Seller and Purchaser, pursuant to which Seller shall assign to Purchaser all of Seller's right, title and interest in and to the Facilities Contracts, certain intangible assets and certain other Assets, and Purchaser shall accept such assignments and assume the Assumed Liabilities.

          1.1.11 ASSUMED LIABILITIES. "ASSUMED LIABILITIES" has the meaning set forth in SECTION 2.4 "ASSUMPTION OF LIABILITIES."

          1.1.12 ATOMIC ENERGY ACT. "ATOMIC ENERGY ACT" means the Atomic Energy Act of 1954, as amended from time to time, 42 U.S.C.ss.2011 ET SEQ.

          1.1.13 BILL OF SALE. "BILL OF SALE" means the bill of sale from Seller to Purchaser, to be delivered at the Closing, in such form as shall be reasonably acceptable to Seller and Purchaser.

          1.1.14 BUSINESS DAY. "BUSINESS DAY" means a day other than Saturday, Sunday or a day on which banks are legally closed for business in the State of Arizona.

          1.1.15 BYPRODUCT MATERIAL. "BYPRODUCT MATERIAL" means any radioactive material (except Special Nuclear Material) yielded in, or made radioactive by, exposure to radiation in the process of producing or utilizing Special Nuclear Material.

          1.1.16 CALIFORNIA ISO. "CALIFORNIA ISO" means the Independent System Operator described in Article 3 of Chapter 2.3 of Part 1 of Division 1 of the California Public Utilities Code.

          1.1.17 CAPITAL EXPENDITURE. "CAPITAL EXPENDITURE" means any additions to or replacements of property, plant and equipment in accordance with Section 18 of the Facilities Co-Tenancy Agreement.

          1.1.18 CLOSING. "CLOSING" has the meaning set forth in SECTION 3.1 "Closing."

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
          1.1.19  CLOSING  DATE.  "CLOSING  DATE" has the  meaning  set forth in
SECTION 3.1 "Closing."

          1.1.20 CODE. "CODE" means the Internal Revenue Code of 1986, as amended and interpreted as of the Effective Date or as of the date of Closing, as the case may be, and all references to Treasury Regulations shall mean such regulations as they exist and are interpreted as of the Effective Date or as of the date of Closing, as the case may be.

          1.1.21 COLLATERAL AGREEMENT. "COLLATERAL AGREEMENT" means that certain Purchase and Sale Agreement for Four Corners Power Plant between Seller and Purchaser dated as of the Effective Date.

          1.1.22 COMMERCIALLY REASONABLE EFFORTS. "COMMERCIALLY REASONABLE EFFORTS" means efforts by a reasonable Person in the position of a Party which are designed to enable a Party to satisfy a condition to, or otherwise assist in the consummation of, the transactions contemplated by, or to perform its obligations under, this Agreement and which do not require the performing Party to expend any funds or assume liabilities other than expenditures and liabilities which are customary and reasonable in nature and amount for transactions like those contemplated by this Agreement.

          1.1.23 CONFIDENTIAL INFORMATION. "CONFIDENTIAL INFORMATION" has the meaning ascribed to such term in the Confidentiality Agreement.

          1.1.24 CONFIDENTIALITY AGREEMENT. "CONFIDENTIALITY AGREEMENT" means that certain letter agreement dated February 11, 2000, between Seller and Purchaser.

          1.1.25 CPUC. "CPUC" means the California Public Utilities Commission, or its regulatory successor, as applicable.

          1.1.26 DECOMMISSIONING. "DECOMMISSIONING" means to remove the Facilities from service and the restoration of the Site in accordance with applicable Laws, as well as any planning and administrative activities incidental thereto, including, without limitation, (a) the dismantlement, decontamination, storage and/or entombment of the Facilities, in whole or in part, and any reduction or removal, whether before or after termination of the NRC Licenses for the Facilities, of radioactivity at the Facilities, and (b) all activities necessary for the retirement, dismantlement and decontamination of the Facilities to comply with all Laws, including applicable Nuclear Laws and Environmental Laws, including the applicable requirements of the Atomic Energy Act and the NRC's rules, regulations, orders and pronouncements thereunder, the NRC Operating License and any related decommissioning plan.

          1.1.27 DECOMMISSIONING FUND. "DECOMMISSIONING FUND" means the Seller's Qualified Decommissioning Fund and the Seller's Non-Qualified Decommissioning Fund, in each case relating to the Facilities.

          1.1.28 DECOMMISSIONING AND DECONTAMINATION FEES. "DECOMMISSIONING AND DECONTAMINATION FEES" means all fees related to the Department of Energy's special assessment of utilities for the Uranium Enrichment Decontamination and Decommissioning Fund pursuant to Sections 1801, 1802 and 1803 of the Atomic Energy Act (42 U.S.C. 2297g ET SEQ.), and the

Department of Energy's implementing regulations at 10 CFR Part 766, and any similar fees assessed under, amended or superseding statutes or regulations applicable to separate work units purchased from the Department of Energy in order to decontaminate and decommission the Department of Energy's gaseous diffusion enrichment facilities.

          1.1.29 DEED. "DEED" means the special warranty deed as customarily used in the state where the Facilities are located pursuant to which Seller will convey all of its right, title and interest in the real property Assets sold to Purchaser under this Agreement, subject to Permitted Encumbrances.

          1.1.30 ENCUMBRANCES. "ENCUMBRANCES" means any and all mortgages, pledges, claims, liens, security interests, conditional and installment sales agreements, easements, activity and use restrictions and limitations, exceptions, rights-of-way, deed restrictions, defects of title, encumbrances and charges of any kind.

          1.1.31 ENVIRONMENTAL CONDITION. "ENVIRONMENTAL CONDITION" means the presence or Release to the environment, whether at the Facilities Switchyard, the Facilities or otherwise, of Hazardous Substances, including any migration of Hazardous Substances through air, soil or groundwater at, to or from the Facilities or the Facilities Switchyard, regardless of when such presence or Release occurred or is discovered.

          1.1.32 EFFECTIVE DATE. "EFFECTIVE DATE" means the date on which this Agreement has been executed and delivered by the Parties.

          1.1.33 ENVIRONMENTAL LAWS. "ENVIRONMENTAL LAWS" means all Federal, state, local, civil and criminal laws, regulations, rules, ordinances, codes, decrees, judgments, directives, or judicial or administrative orders relating to pollution or protection of the environment, natural resources or human health and safety, as the same may be amended or adopted, including, without limitation, laws relating to Releases or threatened Releases of Hazardous Substances (including, without limitation, Releases to ambient air, surface water, groundwater, land, surface and subsurface strata) or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, Release, transport, disposal or handling of Hazardous Substances, including but not limited to, the Comprehensive Environmental Response, Compensation, and Liability Act (42 U.S.C.ss. 9601 ET SEQ.), the Hazardous Materials Transportation Act (49 U.S.C.ss. 1801 ET SEQ.), the Resource Conservation and Recovery Act (42 U.S.C.ss. 6901 ET SEQ.), the Federal Water Pollution Control Act (33 U.S.C.ss. 1251 ET SEQ.), the Clean Air Act (42 U.S.C.ss. 7401 ET SEQ.), the Toxic Substances Control Act (15 U.S.C.ss. 2601 ET SEQ.), the Oil Pollution Act (33 U.S.C.ss. 2701 ET SEQ.), the Emergency Planning and Community Right-to-Know Act (42 U.S.C.ss. 11001 ET SEQ.), the Oil Pollution Act (33 U.S.C. Sec. 2701 ET SEQ.), the Safe Drinking Water Act (42 U.S.C. Secs. 300f through
300j), the Occupational Safety and Health Act (29 U.S.C. Sec. 651 ET SEQ.), the Surface Mining Control and Reclamation Act of 1977 (30 U.S.C. Sec. 1201 ET SEQ.), any similar laws of any Governmental Authority having jurisdiction over the site at which the Assets are located or otherwise applicable to the Assets; but shall not include Nuclear Laws.

          1.1.34 EXCLUDED ASSETS. "EXCLUDED ASSETS" has the meaning set forth in
SECTION 2.3 "EXCLUDED ASSETS."

          1.1.35 EXCLUDED LIABILITIES. "EXCLUDED LIABILITIES" has the meaning set forth in SECTION 2.5 "EXCLUDED LIABILITIES."

          1.1.36 EXHIBITS. "EXHIBITS" means the exhibits to this Agreement.

          1.1.37 FACILITIES. "FACILITIES" means the nuclear generating facility known as Palo Verde Nuclear Generating Station and located at Tonopah, Arizona.

          1.1.38 FACILITIES CONTRACTS. "FACILITIES CONTRACTS" has the meaning set forth in SECTION 2.1(g).

          1.1.39  FACILITIES   CO-TENANCY  AGREEMENT.   "FACILITIES   CO-TENANCY
AGREEMENT" means that certain Arizona Nuclear Power Project Participation Agreement, dated as of September 1, 1973, by and between the Facilities Owners.

          1.1.40 FACILITIES INSURANCE POLICIES. "FACILITIES INSURANCE POLICIES" means all insurance policies carried by or for the benefit of Seller with respect to the ownership, operation or maintenance of the Facilities or the Facilities Switchyard, including all liability, property damage, self insurance arrangements, retrospective assessments and business interruption policies in respect thereof. Without limiting the generality of the foregoing, the term "FACILITIES INSURANCE POLICIES" includes all policies issued or administered by NEIL or ANI.

          1.1.41 FACILITIES OWNER. "FACILITIES OWNER" means each Person who, as of the relevant time, is a "Participant" under the Facilities Co-Tenancy Agreement, which, as of the date of this Agreement, means APS, Salt River Project Agricultural Improvement and Power District ("SRP"), Seller, Public Service Company of New Mexico, El Paso Electric Company, Southern California Public Power Authority, and Department of Water and Power of the City of Los Angeles, in each case in such Person's capacity as a Participant.

          1.1.42  FACILITIES  SWITCHYARD.   "FACILITIES  SWITCHYARD"  means  the
Arizona Nuclear Power Project switchyard located at and adjacent to the Facilities.

          1.1.43  FACILITIES   SWITCHYARD  AGREEMENT.   "FACILITIES   SWITCHYARD
AGREEMENT" means that certain ANPP High Voltage Switchyard Agreement, dated as of September 20, 1981, by and between the Facilities Switchyard Owners.

          1.1.44 FACILITIES SWITCHYARD OPERATING AGENT. "FACILITIES SWITCHYARD OPERATING AGENT" means SRP, as operating agent under the Facilities Switchyard Agreement or its successor in interest.

          1.1.45 FACILITIES SWITCHYARD OWNER. "FACILITIES SWITCHYARD OWNER" means each Person who, as of the relevant time, is a "Participant" under the Facilities Switchyard Agreement, which, as of the date of this Agreement, means APS, SRP, Seller, Public Service Company of New Mexico, El Paso Electric Company, and Southern California Public Power Authority, in each case in such Person's capacity as a Participant.

          1.1.46 FERC. "FERC" means the Federal Energy Regulatory  Commission as
established  by  the  Department  of  Energy   Organization   Act  of  1977,  42
U.S.C.ss.7171, as amended, or its regulatory successor, as applicable.

          1.1.47 FUEL INVENTORY. "FUEL INVENTORY" means the nuclear fuel assemblies in the reactor core, natural uranium, converted uranium, enriched uranium and any other form thereof, together with any consumable supplies and chemical and gas inventories relating to the operation of the Facilities under contract, or in inventory and located at, or in transit to, the Facilities, including Nuclear Fuel in Process.

          1.1.48  FIRPTA  AFFIDAVIT.   "FIRPTA   AFFIDAVIT"  means  the  Foreign
Investment in Real Property Tax Act Certificate and Affidavit of Seller, to be delivered at the Closing.

          1.1.49 FIRM TRANSMISSION RIGHTS. "FIRM TRANSMISSION RIGHTS" has the meaning set forth in the California ISO FERC Electric Tariff Original Volume Nos. 1 through 11, as approved by FERC as of October 13, 1999.

          1.1.50 GOVERNMENTAL AUTHORITY. "GOVERNMENTAL AUTHORITY" means any federal, state, local or other government; any governmental, regulatory or administrative agency, commission, body or other authority exercising or entitled to exercise any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power; any court or governmental tribunal; but does not include the Purchaser, the Seller, any Affiliate thereof, or any of their respective successors in interest or any owner or operator of the Assets (if otherwise a Governmental Authority).

          1.1.51 GUARANTOR. "GUARANTOR" means Pinnacle West Capital Corporation.

          1.1.52 GUARANTY. "GUARANTY" means that certain Guaranty executed by Guarantor and delivered by Purchaser to Seller on or before the Effective Date.

          1.1.53 HAZARDOUS SUBSTANCES. "HAZARDOUS SUBSTANCES" means any chemical, material or substance that is listed or regulated under applicable Environmental Laws as a "hazardous" or "toxic" substance or waste, or as a
"contaminant," or is otherwise listed or regulated under applicable Environmental Laws because it poses a hazard to human health or the environment; but shall not include Nuclear Material to the extent regulated under Nuclear Laws.

          1.1.54 HIGH-LEVEL WASTE. "HIGH-LEVEL WASTE" means (a) irradiated nuclear reactor fuel, (b) liquid wastes resulting from the operation of the first cycle solvent extraction system, or its equivalent, and the concentrated wastes from subsequent extraction cycles, or their equivalent, in a facility for reprocessing irradiated reactor fuel and (c) solids into which such liquid wastes have been converted.

          1.1.55 HSR ACT. "HSR ACT" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended from time to time.

          1.1.56 INCOME TAX. "INCOME TAX" means any Tax imposed by any Governmental Authority (a) based upon, measured by or calculated with respect to gross or net income, profits or receipts (including municipal gross receipt Taxes, capital gains Taxes and minimum Taxes) or (b) based upon, measured by or calculated with respect to multiple bases (including corporate franchise Taxes) if one or more of such bases is described in clause (a), in each case together with any interest, penalties or additions attributable to such Tax.

          1.1.57 INDEPENDENT ACCOUNTING FIRM. "INDEPENDENT ACCOUNTING FIRM" means such nationally recognized, independent accounting firm as is mutually appointed by Seller and Purchaser for purposes of this Agreement.

          1.1.58 INITIAL PURCHASE PRICE. "INITIAL PURCHASE PRICE" has the meaning set forth in SECTION 3.2 "Purchase Price."

          1.1.59 INTERCONNECTION AGREEMENT. "INTERCONNECTION AGREEMENT" means an agreement between Seller and the Facilities Switchyard Operating Agent allowing Seller to interconnect its transmission line commonly referred to as the Devers-Palo Verde transmission line into the Facilities Switchyard consistent with past practices, to be negotiated in good faith after the date hereof and which contains material terms substantially similar to those contained in the Palo Verde-North Gila Line ANPP High Voltage Switchyard Interconnection Agreement, dated as of June 7, 1984.

          1.1.60 IRS. "IRS" means the Internal Revenue Service.

          1.1.61 KNOWLEDGE. The term "KNOWLEDGE" or similar phrases in this Agreement means: (i) in the case of Seller, the extent of the actual and current knowledge of the Seller's officers, employees and knowledgeable persons listed in SCHEDULE 1.1.61(a) "Schedule of Seller's Officers, Employees and Knowledgeable Persons" at the date of this Agreement (or, with respect to the certificate delivered pursuant to SECTION 8.6 "Officer's Certificate," the date of delivery of the certificate) without any implication of verification or investigation concerning such knowledge; (ii) in the case of Purchaser, the extent of the actual and current knowledge of the Purchaser's or Operating Agent's officers, employees and authorized agents listed in SCHEDULE 1.1.61(b) "Schedule of Purchaser's and Operating Agent's Officers, Employees and Authorized Agents" at the date of this Agreement (or, with respect to the certificate delivered pursuant to SECTION 9.6 "Officer's Certificate," the date of delivery of the certificate) without any implication of verification or investigation concerning such knowledge, as well as the Knowledge of the Operating Agent; and (iii) in the case of the Operating Agent, the extent of the actual and current knowledge of the Operating Agent's officers, employees and authorized agents listed in SCHEDULE 1.1.61(c) "Schedule of Operating Agent's Officers, Employees and Authorized Agents" at the date of this Agreement or at the Closing Date, as well as the Persons who, as of the date of this Agreement or as of the Closing, serve as the plant manager of the Facilities and the Person or Persons to whom the plant manager reports, without any implication of verification or investigation concerning such knowledge.

          1.1.62  LAWS.   "LAWS"  means  all   statutes,   rules,   regulations,
ordinances, orders and codes of federal, state and local governmental and regulatory authorities.

          1.1.63 LOW-LEVEL WASTE. "LOW-LEVEL WASTE" means radioactive material that (a) is not High-Level Waste, Mixed Waste, Spent Nuclear Fuel or Byproduct Material, and (b) the NRC classifies as low-level radioactive waste.

          1.1.64 MATERIAL ADVERSE EFFECT. "MATERIAL ADVERSE EFFECT" means (x) any event, circumstance or condition materially impairing a Party's authority, right, or ability to consummate the transactions contemplated by this Agreement or the Ancillary Agreements, or (y) any change (or changes taken together) in, or effect on, the Assets that is materially adverse to the operations or physical condition of the Facilities and the Facilities Switchyard, taken as a whole, which exist as of the Closing, including an unscheduled shutdown that is materially adverse to the operations or physical condition of the Assets following the Closing, but excluding (a) any change (or changes taken together) generally affecting the international, national, regional or local electric industry as a whole and not affecting the Assets in any manner or degree materially different than other facilities like the Facilities, (b) any change (or changes) resulting from the international, national, regional or local markets for fuel used at the Facilities, (c) any change (or changes taken together) in the North American, national, regional or local transmission system, (d) any change (or changes taken together) to the extent constituting or involving an Excluded Asset or Excluded Liability, or (e) any change which is cured (including by the payment of money) before the earlier of the Closing or the termination of the Agreement under SECTION 10.1.

          1.1.65 MIXED WASTE. "MIXED WASTE" means radioactive material that (a) is not High-Level Waste, Low-Level Waste, Spent Nuclear Fuel or Byproduct Material, and (b) the NRC classifies as mixed waste.

          1.1.66 NEIL. "NEIL" means Nuclear Electric Insurance Limited.

          1.1.67 NEIL PRIMARY POLICY. "NEIL PRIMARY POLICY" means the Primary Property and Decontamination Liability Insurance Policy in effect from time to time, including the Declarations and Endorsements attached thereto and made a part thereof.

          1.1.68 NEIL EXCESS POLICY. "NEIL EXCESS POLICY" means the Decontamination Liability, Decommissioning Liability and Excess Property Insurance Policy in effect from time to time, including the Declarations and Endorsements attached thereto and made a part thereof.

          1.1.69 NON-QUALIFIED DECOMMISSIONING FUND. "NON-QUALIFIED DECOMMISSIONING FUND" means the Seller's external trust fund (or funds) that does not meet the requirements of Code Section 468A and Treasury Reg.ss. 1.468A-5.

          1.1.70 NOTICE OF CLAIM. "NOTICE OF CLAIM" has the meaning set forth in
SECTION 7.3 "Notice of Claim."

          1.1.71  NRC.  "NRC"  means  the  Nuclear  Regulatory  Commission,   as
established byss. 201 of the Energy Reorganization Act of 1974, 42 U.S.C.ss. 5841, as amended, and any successor agency thereto.

          1.1.72 NRC APPROVALS. "NRC APPROVALS" means the consent of the NRC pursuant to Section 184 of the Atomic Energy Act and 10 C.F.R.ss.50.80 to the transfer of the Assets from Seller to Purchaser, NRC approval of all conforming administrative license amendments associated with such transfer, NRC consent to the transfer of, and approval of any related amendments to, any nuclear materials licenses associated with such transfer and any other reviews or approvals required under the Nuclear Laws in connection with the consummation of the transactions contemplated by this Agreement.

          1.1.73 NRC LICENSES. "NRC LICENSES" means, together, operating licenses Docket No. STN 80-528, NPF-41; Docket No. STN 50-529, NPF-51; and Docket No. STN 50-530, NPF-74 with respect to Facilities Units 1, 2 and 3, respectively, issued by the NRC to the Facilities Owners, as amended.

          1.1.74 NUCLEAR FUEL IN PROCESS. "NUCLEAR FUEL IN PROCESS" means the nuclear fuel constituents in all stages of the fuel cycle which are in the process of mining, milling, conversion, enrichment or fabrication.

          1.1.75 NUCLEAR LAWS. "NUCLEAR LAWS" means, collectively, in each case, as amended from time to time, (a) all Laws relating to: the regulation of nuclear power plants, Nuclear Materials and the transportation and storage of Nuclear Materials; the regulation of nuclear fuel; the enrichment of uranium; the disposal and storage of High-Level Waste, and Spent Nuclear Fuel, and contracts for and payments into the Nuclear Waste Fund; (b) the Atomic Energy Act of 1954 (42 U.S.C. ss. 2011 ET SEQ.); (c) the Energy Reorganization Act of 1974 (42 U.S.C. ss. 5801 ET SEQ.); (d) the Convention on the Physical Protection of Nuclear Material Implementation Act of 1982 (Public Law 97-351; 96 STAT.
1663); (e) the Foreign Assistance Act of 1961 (22 U.S.C.ss. 2429 ET SEQ.); (f) the Nuclear Non-Proliferation Act of 1978 (22 U.S.C.ss. 3201); (g) the Low-Level Radioactive Waste Policy Act (42 U.S.C.ss. 202 lb ET SEQ.); (h) the Nuclear Waste Policy Act of 1982 (42 U.S.C..ss.10101 ET SEQ.); (i) the Low-Level Radioactive Waste Policy Amendments Act of 1985 (42 U.S.C..ss.2021d, 471); (j) the Energy Policy Act of 1992 (42 U.S.C.ss. 13201 ET SEQ.); (k) the Price Anderson Act (Pub. L. No. 85-256, 71 Stat. 576 (1957)); and any state or local laws analogous to the foregoing; but shall not include Environmental Laws.

          1.1.76 NUCLEAR MATERIAL. "NUCLEAR MATERIAL" means Source Material, Special Nuclear Material, Low-Level Waste, High-Level Waste, Mixed Waste, Byproduct Material and Spent Nuclear Fuel.

          1.1.77 OPERATING AGENT. "OPERATING AGENT" means APS, as operating agent under the Facilities Co-Tenancy Agreement or its successor in interest.

          1.1.78 PARTY. "PARTY" means either Seller or Purchaser, as the context requires; "PARTIES" means, collectively, Seller and Purchaser.

          1.1.79 PERMITTED ENCUMBRANCES. "PERMITTED ENCUMBRANCES" means (a) liens for Property Taxes and other governmental charges and assessments which are not yet due and payable, (b) all exceptions set forth in the Preliminary Title Report to the extent deemed approved by Purchaser under SECTION 6.12, (c) during the period prior to the Closing, the lien of Seller's Mortgage; (d) liens, encumbrances or title imperfections with respect to the Assets created by or resulting from the acts or omissions of Purchaser or APS, (e) liens, charges, claims, pledges, security interests, equities and encumbrances arising under the Facilities Contracts, or which will be and are discharged or released either prior to, or simultaneously with, the Closing, (f) the Assumed Liabilities, and
(g) liens, charges, claims, pledges, security interests, equities and encumbrances that do not apply only and exclusively to the interest of Seller but that also constitute liens, charges, claims, pledges, security interests, equities or encumbrances upon the interests of the other Facilities Owners in common and/or the Operating Agent, as agent for any of the Facilities Owners or the other Facilities Switchyard Owners in common and/or the Facilities Switchyard Operating Agent, as agent for the Facilities Switchyard Owners, and that individually, or in the aggregate, do not constitute a Material Adverse Effect with respect to the Facilities or the Facilities Switchyard, other than Material Adverse Effects of which the Operating Agent has Knowledge.

          1.1.80  PERSON.  "PERSON"  means  an  individual,  partnership,  joint
venture,   corporation,   limited  liability  company,  trust,   association  or
unincorporated organization, or any Governmental Authority.

          1.1.81 PRELIMINARY TITLE REPORT. "PRELIMINARY TITLE REPORT" has the meaning set forth in SECTION 6.12 "Title to Real Property and Leased Property."

          1.1.82 PROPERTY TAX. "Property Tax" means any Tax resulting from and relating to the assessment of real or personal property by any Governmental Authority.

          1.1.83 PURCHASE PRICE.  "PURCHASE  PRICE" has the meaning set forth in
SECTION 3.2, "Purchase Price".

          1.1.84 PURCHASER. "PURCHASER" has the meaning set forth in the introductory paragraph of this Agreement.

          1.1.85 PURCHASER'S REQUIRED CONSENTS. "PURCHASER'S REQUIRED CONSENTS" means the consent of (i) any Person other than a Governmental Authority or a Person referred to in clause (ii) necessary for Purchaser's consummation of the transactions contemplated by this Agreement and the Ancillary Agreements, and
(ii) any Person required by any of the Facilities Contracts for Purchaser's consummation of the transactions contemplated by this Agreement and the Ancillary Agreements and for the continued operation of the Facilities and the Facilities Switchyard in the ordinary course of business consistent with past practice.

          1.1.86 PURCHASER'S REQUIRED REGULATORY APPROVALS. "PURCHASER'S REQUIRED REGULATORY APPROVALS" means approval of the purchase and sale contemplated hereby by (i) the NRC, the CPUC (including receipt of the CPUC determination referenced in SECTION 6.4(b)(i)), the FERC and any other Governmental Authority with general regulatory authority over Purchaser whose approval is required for the transactions contemplated by this Agreement and the Ancillary Agreements, and (ii) any other Governmental Authority with regulatory authority over the business and assets represented by the Assets and whose approval is required for Purchaser's consummation of the transactions contemplated by this Agreement and the Ancillary Agreements and for the continued operation of the Facilities and the Facilities Switchyard in the ordinary course of business consistent with past practice.

          1.1.87  QUALIFIED  DECOMMISSIONING  FUND.  "QUALIFIED  DECOMMISSIONING
FUND"  means  the  Seller's   external  trust  fund  (or  funds)   (Federal  tax
identification nos. 36-

6872249, 36-6878063, and 36-6878064), that is intended to meet the requirements of Code Section 468A and Treas. Reg.ss.1.468A-5 as a "nuclear decommissioning reserve fund."

          1.1.88 QUALIFIED OFFEROR. A "QUALIFIED OFFEROR" is a Person that is not an Affiliate of the Seller that: (a) certifies, through a responsible and duly authorized elected executive officer, that such Person (i) is engaged, together with its Affiliates, in the business of generating electrical power,
(ii) has a Net Worth (as defined in the Guaranty) equal to at least One Billion Dollars ($1,000,000,000) or provides a guaranty substantially equivalent to the Guaranty with respect to its terms and credit quality, (iii) is not aware of any conditions which might preclude such Person's qualification to obtain the necessary licenses and consents required to consummate a Superior Offer, and
(iv) can consummate the transaction without regulatory approvals other than those which would be required by any buyer of the assets or which are otherwise identified in the certification; AND (b) submits a Superior Offer, or non-binding indication of interest in making a Superior Offer, to Seller, together with the certification in (a) above, within the Initial Period; AND (c) agrees to (i) execute a customary confidentiality agreement in favor of Seller, the Facilities Owners, and the Switchyard Owners, (ii) not engage in discussions concerning a Superior Offer or potential Superior Offer with any other Qualified Offeror except as permitted by Seller in its discretion and, in any event, without full disclosure to Seller and (iii) engage in discussions with Seller on a non-exclusive basis.

          1.1.89 RELEASE. "RELEASE" means any release, spill, leak, discharge, disposal of, pumping, pouring, emitting, emptying, injecting, leaching, dumping, depositing, dispersing, allowing to escape or migrate into or through the environment (including ambient air, surface water, ground water, land surface and subsurface strata or within any building, structure, facility or fixture) of any Hazardous Substance, including the abandonment or discarding of Hazardous Substances in barrels, drums, or other containers.

          1.1.90 REMEDIATION. "REMEDIATION" means any action of any kind to address an Environmental Condition or Release or threatened Release or the presence of Hazardous Substances on or in the soil or groundwater or both, including the following: (i) monitoring, investigation, cleanup, containment, remediation, removal, mitigation, response or restoration work; (ii) obtaining any permits, consents, approvals or authorizations of any Governmental Authority necessary to conduct any such work; (iii) preparing and implementing any plans or studies for such work; (iv) obtaining a written notice from a Governmental Authority with jurisdiction under applicable Environmental Laws that no material additional work is required by such Governmental Authority; (v) any response to, or preparation for, any inquiry, order, hearing or other proceeding by or before any Governmental Authority with respect to any such Environmental Condition, Release or threatened Release or presence of Hazardous Substances, and (vi) any other activities reasonably determined by the Operating Agent of the Facilities or the Facilities Switchyard, as applicable, to be necessary or appropriate or required under Environmental Laws to address an Environmental Condition, the presence of or Release of Hazardous Substances in the soil or groundwater, or both, at the Facilities, the Facilities Switchyard, or any other off-site location.

          1.1.91 SP15. "SP15" means the delivery area so designated by the California ISO as of the Effective Date of this Agreement.

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
          1.1.92 SCHEDULES. "SCHEDULES" means the schedules to this Agreement.

          1.1.93 SECTION. "SECTION" means a numbered section of this Agreement included within the Article that begins with the same number as that section.

          1.1.94 SELLER. "SELLER" has the meaning set forth in the introductory paragraph of this Agreement.

          1.1.95 SELLER'S MORTGAGE. "SELLER'S MORTGAGE" means the Seller's First Mortgage Bond Trust Indenture, dated as of October 1, 1923, as amended.

          1.1.96 SELLER'S REQUIRED REGULATORY APPROVALS. "SELLER'S REQUIRED REGULATORY APPROVALS" means approval of the purchase and sale contemplated hereby by (i) the NRC, the CPUC (including receipt of the CPUC determination referenced in SECTION 6.4(b)(i)), the FERC, the California ISO, and any other Governmental Authority with general regulatory authority over Seller whose approval is required for the transactions contemplated by this Agreement and the Ancillary Agreements, and (ii) any other Governmental Authority with regulatory authority over the business and assets represented by the Assets and whose approval is required for Seller's consummation of the transaction contemplated by this Agreement and the Ancillary Agreements.

          1.1.97 SELLER'S REQUIRED CONSENTS.  "SELLER'S REQUIRED CONSENTS" means
(i) the consent of the trustee under the Seller's Mortgage if required under the Seller's Mortgage, and any Person other than a Governmental Authority or a Person referred to in clause (ii) necessary for Seller's consummation of the transactions contemplated by this Agreement and the Ancillary Agreements, and
(ii) the consent of any Person required by any of the Facilities Contracts for Seller's consummation of the transactions contemplated by this Agreement and the Ancillary Agreements.

          1.1.98 SITE. "SITE" means the parcels of land and improvements forming a part of the Facilities, or used in connection therewith and included in the Assets. Any reference to a Site shall include, by definition, the surface and subsurface elements, including the soils and groundwater present at such Site, and any reference to items "at the Site" shall include all items "at, on, in, upon, over, across, under and within" the Site.

          1.1.99 SOURCE MATERIAL. "SOURCE MATERIAL" means (a) uranium or thorium; or any combination thereof, in any physical or chemical form or (b) ores which contain by weight one-twentieth of one percent (0.05%) or more of (i) uranium, (ii) thorium, or (iii) any combination thereof. Source Material does not include Special Nuclear Material.

          1.1.100 SPECIAL NUCLEAR MATERIAL. "SPECIAL NUCLEAR MATERIAL" means plutonium, uranium-233, uranium enriched in the isotope-233 or in the isotope-235, and any other material that the NRC determines to be "Special
Nuclear Material." Special Nuclear Material also refers to any material artificially enriched by any of the above-listed materials or isotopes. Special Nuclear Material does not include Source Material.

          1.1.101 SPENT NUCLEAR FUEL. "SPENT NUCLEAR FUEL" means fuel that has been withdrawn from a nuclear reactor following irradiation, and has not been chemically separated into its constituent elements by reprocessing. Spent Nuclear Fuel includes Special Nuclear Material, Byproduct Material, Source Material and other radioactive materials associated with nuclear fuel assemblies.

          1.1.102 SUPERIOR OFFER. "SUPERIOR OFFER" means a written bona fide offer that satisfies all of the following criteria:

               (i) the offer is made by a Qualified Offeror;

               (ii) the offer must be for either of the following:

                    (a) substantially all of the Assets and Assumed Liabilities subject to the Collateral Agreement; or

                    (b) substantially all of the assets and liabilities subject to the Collateral Agreement and this Agreement.

               (iii) the offer has a cash purchase price, after application of all cash adjustments and cash reimbursements, that exceeds the sum of the following:

                    (a) the cash Purchase Price, after application of all cash adjustments and cash reimbursements, in the Collateral Agreement or in this Agreement and the Collateral Agreement, as the case may be; plus

                    (b)  the Termination Fee; plus

                    (c) up to One Million Dollars ($1,000,000) of Seller's incremental transaction costs arising from providing due diligence information and opportunities to Qualified Offerors ("INCREMENTAL COSTS").

               (iv) the outside closing date for the transaction subject to the offer shall be (a) the date upon which all regulatory approvals of Seller described in Section 1.1.96 "Seller's Required Regulatory Approvals" are received for the transactions contained in the offer and all first refusal and notice periods in favor of other owners of the facilities that are the subject of the Collateral Agreement have expired with respect to such offer, or (b) December 31, 2001, if later;

               (v) taking into account the higher price under Section 1.1.102(iii) and the other terms of the offer, the Seller concludes in good faith that the economic benefit of the Superior Offer exceeds the economic benefit of the Collateral Agreement or this Agreement and the Collateral Agreement, as the case may be (Seller will be deemed to have met the requirements of this Section 1.1.102(v) if Seller receives a written opinion, subject to customary qualifications, from an investment bank with a national reputation to that effect or to the effect that acceptance of the offer is fair to Seller from a financial point of view notwithstanding the existence of this Agreement and the Collateral Agreement); and

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
               (vi) the offer is not subject to a financing contingency or other material contingency that is not included in the Collateral Agreement or in this Agreement and the Collateral Agreement, as the case may be.

          1.1.103 TAX. "TAX" means any federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code
Section 59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property (including assessments, fees or other charges based on the use or ownership of real property), personal property, transactional, use, transfer, registration, value added, alternative or add-on minimum, estimated tax, or other tax of any kind whatsoever, including any interest, penalty or addition thereto, whether disputed or not, including, without limitation, any item for which liability arises as a transferee or successor-in-interest.

          1.1.104 TAX RETURN. "TAX RETURN" means any return, report, information return, declaration, claim for refund, or other document, together with all amendments and supplements thereto (including all related or supporting information), required to be supplied to any Governmental Authority responsible for the administration of Laws governing Taxes.

          1.1.105 TERMINATION FEE. "TERMINATION FEE" has the meaning set forth in SECTION 6.13(b)(ii).

          1.1.106  THIRD PARTY  CLAIM.  "THIRD  PARTY  CLAIM" means a claim by a
Person that is not a member of the Seller Group or the Purchaser Group, including any claim for the costs of conducting Remediation, or seeking an order or demanding that a Person undertake Remediation.

          1.1.107 TRANSFERABLE PERMITS. "TRANSFERABLE PERMITS" means all those permits relating to the Facilities or the Facilities Switchyard (and all
applications pertaining thereto), including the NRC Licenses, which are transferable under applicable law from Seller to Purchaser with or without a filing with, notice to, or consent or approval of any Governmental Authority.

          1.1.108 TRANSFER TAX. "TRANSFER TAX" means any sales Tax, transaction privilege Tax, transaction Tax, conveyance fee, use Tax, stamp Tax, stock transfer Tax or other similar Tax, including any related penalties, interest and additions thereto.

     1.2 INDEX OF OTHER DEFINED TERMS.

           Defined Term                                         Section
           ------------                                         -------
           Allocation                                           3.5
           Applicable Tax Law                                   3.5
           Assumed Decommissioning Liabilities                  2.4(c)
           Assumed Nuclear Liabilities                          2.4(d)
           Closing Adjustment                                   3.3(a)
           Commercial Arbitration Rules                         11.9(c)
           Estimated Adjustment                                 3.3(a)

           Estimated Closing Statement                          3.3(a)
           Excluded Claims                                      2.3(i)
           Facilities Permits                                   2.1(h)
           Final Allocation                                     3.5
           Four Corners Closing                                 6.13(b)(iii)
           Indemnifiable Claim                                  7.6
           Indemnitee                                           7.3
           Indemnitor                                           7.3
           Initial Period                                       6.13
           Inventory                                            2.1(f)
           Leased Property                                      2.1(b)
           Owned Real Property                                  2.1(a)
           Pollution Control Bonds                              6.6(f)
           Post-Closing Adjustment                              3.3(b)
           Post-Closing Statement                               3.3(b)
           Preliminary Title Report                             6.12
           Proposed Post-Closing Adjustment                     3.3(b)
           Purchaser Claims                                     7.1(a)
           Purchaser's Fund                                     5.5
           Purchaser Group                                      7.1(a)
           Receiving Party                                      6.4(e)
           SRP                                                  1.1.42
           Seller Claims                                        7.2(a)
           Seller Group                                         7.2(a)
           Seller Nuclear Permits                               4.6
           Seller Permits                                       4.5
           Title Insurer                                        8.7
           Title Policies                                       8.7


     1.3 INTERPRETATION. In this Agreement, unless a clear contrary intention appears:

          (a) the singular number includes the plural number and vice versa;

          (b) reference to any Person includes such Person's successors and assigns but, if applicable, only if such successors and assigns are permitted by this Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity;

          (c) reference to any gender includes each other gender;

          (d) reference to any agreement (including this Agreement), document or instrument means such agreement, document or instrument as amended or modified and in effect from time to time in accordance with the terms thereof and, if applicable, the terms hereof;

          (e) reference to any Article, Section, Schedule or Exhibit means such Article, Section, Schedule or Exhibit to this Agreement, and references in any Article, Section, Schedule,

Exhibit or definition to any clause means such clause of such Article, Section, Schedule, Exhibit or definition;

          (f) "hereunder," "hereof," "hereto" and words of similar import are references to this Agreement as a whole and not to any particular Section or other provision hereof or thereof;

          (g)  "including"  (and  with  correlative   meaning  "include")  means
including without limiting the generality of any description preceding such term;

          (h) relative to the determination of any period of time, "from" means "from and including," "to" means "to but excluding" and "through" means "through and including;"

          (i) reference to any law (including statutes and ordinances) means such law as amended, modified codified or reenacted, in whole or in part, and in effect from time to time, including rules and regulations promulgated thereunder; and

          (j) any agreement, instrument, insurance policy, statute, regulation, rule or order defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument, insurance policy, statute, regulation, rule or order as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes, regulations, rules or orders) by succession of comparable successor statutes, regulations, rules or orders and references to all attachments thereto and instruments incorporated therein.

                                    ARTICLE 2
                           PURCHASE AND SALE OF ASSETS

     2.1 TRANSFER OF ASSETS. Upon the terms and subject to the satisfaction of the conditions contained in this Agreement, at the Closing, Seller will sell, convey, assign, transfer and deliver to Purchaser and Purchaser will purchase and acquire from Seller, all of Seller's interest in the Facilities and the Facilities Switchyard, including Seller's undivided interest therein as a tenant in common without the right of partition, including Seller's interest in the following, but excluding all Excluded Assets (collectively, the "ASSETS"):

          (a) REAL PROPERTY RIGHTS. The parcels of real property owned by Seller or by the Operating Agent on behalf of the Seller, as one of the Facilities Owners, or by the Facilities Switchyard Operating Agent, on behalf of the Seller, as one of the Facilities Switchyard Owners, relating to the Site, the Facilities or the Facilities Switchyard, together with all buildings, facilities and other improvements thereon and all appurtenances thereto, including all construction work in process (the "OWNED REAL PROPERTY");

          (b) LEASED REAL PROPERTY. The real property leasehold estates and the related lease or sublease agreements, if any, related to the Facilities or the Facilities Switchyard, together with buildings, fixtures and real property improvements thereon and thereto, including all construction work in process (the "LEASED PROPERTY");

          (c) RIGHTS-OF-WAY/EASEMENTS AND WATER RIGHTS. All rights-of-way, easements and privileges (including all water rights), appurtenant to the Owned Real Property and the Leased Property;

          (d) EQUIPMENT. All machinery, mobile or otherwise, equipment (including computer hardware and software and communications equipment), vehicles, tools, fixtures, furniture and furnishings, and other tangible personal property related to or used, or useful, in the operation of the Facilities or the Facilities Switchyard that (i) are not Inventory, (ii) are licensed, owned or leased by Seller, or the Operating Agent, on behalf of the Facilities Owners or on behalf of the Seller, as one of the Facilities Owners, or the Facilities Switchyard Operating Agent, on behalf of the Facilities
Switchyard Owners or on behalf of the Seller, as one of the Facilities Switchyard Owners, as of the Closing, and (iii) are used primarily in the operation of the Facilities or the Facilities Switchyard, and in the ordinary course of business are typically located at the Facilities, the Facilities Switchyard or other locations or facilities which are owned, operated, maintained  or under  the  control  of the  Operating  Agent  or the  Facilities
Switchyard Operating Agent, as the case may be, or one of their respective Affiliates.

          (e) FUEL INVENTORY. All Fuel Inventories and Spent Nuclear Fuel relating to the operation of the Facilities, including any uranium purchased on Seller's behalf under the agreements identified in Schedule 2.1(e) "Uranium Agreements"

          (f) INVENTORY. The following items intended to be consumed at the Facilities or the Facilities Switchyard in the ordinary course of business: inventories of spare parts; maintenance, shop and office supplies; and other similar items of tangible personal property in existence as of the Closing, wherever located, excluding Fuel Inventory (the "INVENTORY");

          (g) FACILITIES CONTRACTS. Subject to the receipt of necessary consents and approvals, the contracts, agreements, arrangements, licenses and leases of any nature (i) to which Seller, in its capacity as a Facilities Owner or a Facilities Switchyard Owner, is a party, or (ii) to which the Operating Agent, on behalf of the Facilities Owners or on behalf of the Seller, as one of the Facilities Owners, is a party, or (iii) to which the Facilities Switchyard Operating Agent, on behalf of the Facilities Switchyard Owners or on behalf of the Seller, as one of the Facilities Switchyard Owners, is a party, and by or to which Seller, the Facilities, or the Facilities Switchyard are bound or subject, in each case relating to the ownership, lease, maintenance or operation of the Facilities or the Facilities Switchyard (the "FACILITIES CONTRACTS");

          (h) PERMITS, LICENSES, ETC. Subject to the receipt of necessary consents and approvals, the Transferable Permits and any other permits, licenses, approvals, registrations, franchises, certificates, other authorizations and consents of Governmental Authorities relating to the ownership, lease, maintenance or operation of the Facilities or the Facilities Switchyard that, in each case, as of the Closing are in favor of the Facilities Owners or the Operating Agent, as agent for the Facilities Owners, or in favor of the Facilities Switchyard Owners or the Facilities Switchyard Operating
Agent, as agent for the Facilities Switchyard Owners, except for and to the extent that such licenses, permits, approvals, registrations, franchises, certificates, other authorizations and consents relate to Excluded Assets (the "FACILITIES PERMITS");

          (i) DOCUMENTS. The non-privileged books, records, documents, drawings, reports, operating data, operating safety and maintenance manuals, inspection reports, engineering design plans, blueprints, specifications and procedures and similar items, (i) located at and relating to the Facilities or the Facilities Switchyard or (ii) otherwise relating to the Facilities or the Facilities Switchyard, under Seller's control, specifically identified and reasonably requested by Purchaser; provided, however, that Seller will transfer to Purchaser the non-privileged portions of the foregoing privileged documents and, to the extent practicable, without being required to risk waiver of any such privilege, will summarize for Purchaser's benefit those portions of the foregoing documents that are privileged;

          (j) THIRD PARTY WARRANTIES. All unexpired, transferable warranties and guarantees from third parties with respect to the Facilities or the Facilities Switchyard;

          (k) INTELLECTUAL PROPERTY. All intangible assets of an intellectual property nature, including all patents and patent rights, trademarks and trademark rights, inventions, trade names and copyrights relating to the Facilities or the Facilities Switchyard, including the name of the Facilities and the Facilities Switchyard and all pending applications therefor, together with any trade secrets relating to the Facilities or the Facilities Switchyard, in each case that are owned in common by the Facilities Owners or by the Operating Agent as agent for the Facilities Owners or the Facilities Switchyard Owners or by the Facilities Switchyard Operating Agent for the Facilities Switchyard Owners;

          (l) CLAIMS AND CAUSES OF ACTION. All rights in, to and under (i) any claims or causes of action against any third parties (including indemnification, contribution and insurance claims) relating to any Assets, the Decommissioning Fund and/or the assets therein, or the Assumed Liabilities, whether occurring prior to, on or after the Closing, if any, including any claims for refunds, prepayments, offsets, recoupment, insurance proceeds, condemnation awards, judgments and the like, whether received as payment or credit against future liabilities, relating to the Facilities or the Facilities Switchyard, and (ii) any actual or potential claim or cause of action as a Facilities Owner against the Operating Agent or as a Facilities Switchyard Owner against the Facilities Switchyard Operating Agent, whether known or unknown, contingent or accrued, arising prior to and in existence at the Closing;

          (m) DEPARTMENT OF ENERGY STANDARD CONTRACT. All rights of Seller relating to or pertaining to the Department of Energy's defaults under the Department of Energy Standard Contract (including all claims for failure by the Department of Energy to take Spent Nuclear Fuel) accrued prior to, on or after the Closing Date, whether relating to periods prior to, on or after the Closing Date, and all other rights of Seller against the Department of Energy with respect to, arising out of or in connection with the Facilities;

          (n) PREPAYMENT. Advance payments, prepayments, prepaid expenses, deposits and the like (i) made by the Seller or the Operating Agent or the Facilities Switchyard Operating Agent on Seller's behalf in the ordinary course of business prior to the Closing specifically with respect to the Facilities or the Facilities Switchyard, (ii) which exist as of the Closing and (iii) with respect to which Purchaser will receive the benefit after the Closing;

          (o) INSURANCE PROCEEDS. The right to any proceeds from insurance policies to the extent covering the Assumed Liabilities;

          (p) TRANSMISSION. Any Firm Transmission Rights acquired by the Seller in any auction held by the California ISO prior to the Closing with respect to the transmission path between the points commonly referred to as AZ3 to SP15, it being understood and agreed that such Firm Transmission Rights must be sufficient to meet the minimum output requirement specified under the Facilities Co-Tenancy Agreement; and

          (q) DECOMMISSIONING AND DECONTAMINATION FEES. Subject to SECTION 3.6, claims relating to or pertaining to any refund or credit received on or after the Closing Date by Purchaser of all or any part of Department of Energy Decommissioning and Decontamination Fees paid by Purchaser after the Closing Date in respect of the Facilities; and

          (r) MISCELLANEOUS. Any miscellaneous assets necessary, useful or used in or ancillary to operating the Facilities or the Facilities Switchyard and primarily utilized in connection therewith but not otherwise enumerated above, including the assets specified on SCHEDULE 2.1(r), except for Excluded Assets, which in the ordinary course of business are typically located at the Facilities, the Facilities Switchyard or other locations or facilities which are owned, operated, maintained or under the control of the Operating Agent or one of its Affiliates or the Facilities Switchyard Operating Agent or one of its Affiliates, as the case may be.

     2.2 DECOMMISSIONING FUND. The sale, conveyance, assignment, transfer and delivery to Purchaser of the Assets is subject to the simultaneous assignment to one or more trusts created by the Purchaser for this purpose of the assets comprising the Decommissioning Fund, free and clear of any security interests, pledges, and adverse claims of creditors, or customers of Seller, or of the CPUC, and including all income, interest and other earnings accrued thereon, net of expenses accrued in the ordinary course of business, together with copies of such Decommissioning Fund's material internal accounting, Tax and other records related to such Decommissioning Fund, including but not limited to Tax Returns of the Decommissioning Fund, previously issued private letter rulings with related rulings requests, Tax Return work papers of the Decommissioning Fund insofar as the same are made available by pertinent Tax preparers, material correspondence with state and Federal taxing authorities, elections and other attachments and disclosures pertaining to the Decommissioning Fund filed as part of the Seller's Tax Returns for all years, private letter ruling requests pending as of the date  hereof,  and  trustee  and  investment  manager  reports relating to the Decommissioning Fund. Since the investments of the Decommissioning Fund are commingled for investment purposes with the investments of other trusts relating to the San Onofre Nuclear Generating Station and the Decommissioning Fund's investments must be separated or allocated to accomplish the assignment contemplated hereby, the Seller will transfer to Purchaser the Decommissioning Fund's proportionate holding of each such investment, subject to such good faith actions and equitable allocations of authorized persons of the Decommissioning Fund to avoid transferring fractional shares or fractions of other instruments, odd lots or denominations in each case that are not traditionally traded or that cannot customarily be transferred without added cost, it being understood that in such cases the Decommissioning Fund may substitute cash or cash equivalents in lieu of such securities or instruments. Between the date hereof and the date of the Closing, and subject to the terms and conditions hereof, Seller and Purchaser shall work cooperatively and exercise their respective Commercially Reasonable Efforts to accomplish such assignment from such Persons empowered to execute the same, including the adoption of any and all amendments to the governing instruments of the Decommissioning Fund necessary to achieve such result. There are no claims or causes of actions against any third parties relating to the Decommissioning Trust Fund and/or the assets therein.

     2.3 EXCLUDED ASSETS. Nothing in this Agreement will constitute or be construed as conferring on Purchaser, and Purchaser is not acquiring, any right, title or interest in or to the following (the "EXCLUDED ASSETS"), except to the extent Seller owns an interest in such assets as a tenant in common with the other Facilities Owners or the other Facilities Switchyard Owners, in which event such interests in such assets are Assets:

          (a) the assets listed or described on SCHEDULE 2.3(a) "Schedule of Excluded Assets", which are associated with the Assets but are specifically excluded from the sale;

          (b) certificates of deposit, shares of stock, securities, bonds, debentures, evidences of indebtedness, and interests in joint ventures, partnerships, limited liability companies and other entities, except the assets comprising the Decommissioning Funds;

          (c) all cash, cash equivalents, bank deposits, accounts and notes receivable (trade or otherwise), except for (i) such assets on deposit with, or under the control of, the Operating Agent or the Facilities Switchyard Operating Agent and (ii) the assets comprising the Decommissioning Fund;

          (d) any and all data and information pertaining to customers of Seller or its Affiliates;

          (e) rights in, to and under all agreements and arrangements of any nature which are not assigned to the Purchaser under the terms of this Agreement;

          (f) all trade accounts receivable and all notes, bonds and other evidences of indebtedness of and rights to receive payments arising out of sales of energy from the Facilities prior to the Closing and the security arrangements, if any, related thereto, including any rights with respect to any third party collection procedures or any other actions or proceedings which have been commenced in connection therewith;

          (g) rights arising under this Agreement or any instrument or document executed and delivered pursuant to the terms hereof;

          (h) any and all books and records not  described in SECTION  2.1(i) or
SECTION 2.2;

          (i) claims, choses in action, rights of recovery, rights of set-off, rights to refunds and similar rights, including but not limited to rights under any insurance policy or refunds of Taxes, relating to or arising out of the period prior to Closing (i) that do not arise from events, circumstances, occurrences or conditions that create a liability for which Purchaser is responsible hereunder as an Assumed Liability, and (ii) in respect of which Seller has incurred out-of-pocket costs or losses on the basis of which such claim, choses in action, rights of recovery, rights of set-off, rights to refunds or similar rights may be asserted but only to the extent of such costs and losses incurred prior to Closing ("EXCLUDED CLAIMS") (see SCHEDULE 2.3(i) for examples of Excluded Claims);

          (j) subject to the proviso of SECTION 2.1(i) and to SECTION 2.2, all privileged or proprietary materials, documents, information, media, methods and processes not owned by the Facilities Owners in common or by the Operating Agent as agent for the Facilities Owners or by the Facilities Switchyard Owners in common or by the Facilities Switchyard Operating Agent as agent for the Facilities Switchyard Owners, and any and all rights to use the same, including, without limitation, intangible assets of an intellectual property nature such as trademarks, service marks and trade names (whether or not registered), computer software that is proprietary to Seller, or the use of which under the pertinent license therefor is limited to operation by Seller or its Affiliates or on equipment owned by Seller or its Affiliates;

          (k) the right to receive mail and other communications relating to any of the Excluded Assets or Excluded Liabilities, all of which mail and other communications shall be promptly forwarded by Purchaser to Seller;

          (l) subject to SECTION 3.6, claims relating to or pertaining to any refund or credit after the Closing Date of all or any part of Department of Energy Decommissioning and Decontamination Fees paid by Seller in respect of the Facilities;

          (m) Seller's notional account balance at NEIL attributable to NEIL Primary Policy coverage and NEIL Excess Policy coverage at the Facilities, and all policyholder distributions in the future in respect of same;

          (n) properties of Seller that are not used primarily in the ownership or operation of the Assets; and

          (o) any asset the cost of which was paid by Seller and not by any other Facilities Switchyard Owner that is used for the interconnection of Seller's Devers-Palo Verde transmission line to the Facilities Switchyard.

At any time or from time to time, up to ninety (90) days following the Closing, any and all of the Excluded Assets may be removed from the Facilities and the Facilities Switchyard by the Seller (at no expense to the Purchaser, but without charge by the Purchaser for temporary storage), provided that Seller shall do so in a manner that does not unduly or unnecessarily disrupt normal business activities at the Facilities and the Facilities Switchyard, and provided further that Excluded Assets may be retained at the Facilities and the Facilities Switchyard to the extent permitted by easements, licenses, agreements or similar arrangements in favor of Seller.

     2.4 ASSUMPTION OF LIABILITIES. Upon the Closing, Purchaser will assume all of Seller's obligations and liabilities of any kind or nature whatsoever related to, arising from or associated with any of the following to the extent they relate to the Assets (the "ASSUMED LIABILITIES"), except for Excluded
Liabilities:

          (a) Except  for the  payment  obligations  pro-rated  to Seller  under
Section 3.6, all liabilities and obligations under all agreements, contracts, undertakings, and licenses assigned to Purchaser under this Agreement, including the Facilities Contracts, and the Transferable Permits in accordance with the terms thereof, except in each case to the extent such liabilities and obligations, but for a breach or default by Seller or a related waiver or extension given by Seller, would have been paid, performed or otherwise discharged on or prior to the Closing Date or to the extent the same arise out of any such breach or default or related waiver or extension given by Seller; provided that, for purposes of the foregoing, the phrase "breach or default by Seller or a related waiver or extension given by Seller" shall not include any such breach, default, waiver or extension that is or has been also engaged in or agreed to by the Facilities Owners in common or by the Operating Agent acting on behalf of any Facilities Owner, including the Seller;

          (b) All liabilities or obligations of Seller under or related to Environmental Laws or relating to any claim in respect of Environmental Conditions or Hazardous Substances arising under Laws, including Environmental Laws, or the common law, whether such liability or obligation is known or unknown, contingent or accrued, to the extent relating to the Facilities or the Facilities Switchyard, including (i) any violation or alleged violation of
Environmental Laws with respect to the ownership, lease, maintenance or operation of any of the Assets, including any fines or penalties that arise in connection with the ownership, lease, maintenance or operation of the Assets prior to, on or after the Closing Date, and the costs associated with correcting any such violations; (ii) loss of life, injury to Persons or property or damage to natural resources (whether or not such loss, injury or damage arose or was made manifest before the Closing Date or arises or becomes manifest on or after the Closing Date), in each case, caused (or allegedly caused) by any Environmental Condition or the presence or Release of Hazardous Substances at, on, in, under, or migrating from the Assets prior to, on or after the Closing Date, including any Environmental Condition or Hazardous Substances contained in building materials at or adjacent to the Assets or in the soil, surface water, sediments, groundwater, landfill cells, or in other environmental media at or near the Assets; and (iii) the investigation or Remediation (whether or not such investigation or Remediation commenced before the Closing Date or commences on or after the Closing Date) of any Environmental Condition or Hazardous Substances that are present or have been Released prior to, on or after the Closing Date at, on, in, under or migrating from the Assets or in the soil, surface water, sediments, groundwater, landfill cells or in other environmental media at or adjacent to the Assets;

          (c) Subject to Section 6.8, all liabilities and obligations of Seller in respect of Decommissioning the Facilities, the Facilities Switchyard and the Site and the Decommissioning costs relating thereto, whether arising prior to, on or after the Closing Date (collectively, "ASSUMED DECOMMISSIONING LIABILITIES"); and

          (d) Other than the liabilities and obligations of Seller in respect of Decommissioning the Facilities, the Facilities Switchyard and the Site, which are addressed in Section 2.4(c), all liabilities and obligations of Seller arising under or relating to Nuclear Laws, and all liabilities and obligations of Seller arising under or relating to Nuclear Materials or to any claim in respect thereof, whether based on Nuclear Laws, Environmental Laws, common law or otherwise (including liabilities and obligations for Department of Energy Decommissioning and Decontamination Fees due for periods following the Closing), whether such liabilities or obligations are known or unknown, contingent or accrued, in each case, arising or occurring prior to, on or after the Closing Date, including all asserted or unasserted liabilities or obligations to third parties (including employees of the Operating Agent) for personal injury or tort, or any other theory of liability, arising out of the ownership, lease, maintenance or operation of the Assets prior to, on or after the Closing Date, including liabilities and obligations arising out of or resulting from the transportation, treatment, storage or disposal of Nuclear Materials, including liabilities and obligations arising out of or resulting from a "nuclear incident" or "precautionary evacuation" (as such terms are defined in the Atomic Energy Act) at the Facilities, or any other licensed nuclear reactor site in the United States, or in the course of the transportation of Nuclear Materials to or from the Facilities, or any other such site prior to, on or after the Closing Date, including liability for all deferred premiums assessed in connection with such a nuclear incident or precautionary evacuation under any applicable NRC or industry retrospective rating plan or insurance policy, including any mutual insurance pools established in compliance with the requirements imposed under
Section 170 of the Atomic Energy Act and 10 C.F.R. Part 140 or 10 C.F.R. ss. 50.54(w), including, subject to Section 3.6, all liabilities and obligations of Seller for retrospective premium obligations under the Facilities Insurance Policies (collectively, "ASSUMED NUCLEAR LIABILITIES");

          (e) Any and all liabilities and obligations respecting any changes or improvements needed to the Assets, if any, for them to be in material compliance with respect to safety, building, fire, land use, access (including, without limitations, the Americans With Disabilities Act) or similar Laws respecting the physical condition of the Assets;

          (f) Without limiting the representations and warranties of Seller contained herein or Purchaser's rights for a breach thereof, any and all liabilities, claims, fines, penalties and expenses not otherwise enumerated above which in any way arise out of or are related to or associated with the ownership, possession, use or operation of the Assets before or after the Closing; and

          (g) All other liabilities expressly allocated to Purchaser in this Agreement or in the Ancillary Agreements.

     2.5 EXCLUDED LIABILITIES. Purchaser shall not assume or be obligated to pay, perform or otherwise discharge the following liabilities or obligations (the "EXCLUDED LIABILITIES"):

          (a) Any liabilities or obligations of Seller in respect of any Excluded Assets or other assets which are not Assets and the ownership, operation and conduct of any business in connection therewith or therefrom;

          (b) Any liabilities or obligations of Seller in respect of costs under
Section 3.6 and Taxes attributable to the ownership, operation or use of Assets on or before the Closing Date (except for Taxes for which Purchaser is liable pursuant to Section 3.6 hereof) and any Taxes for which Seller is liable under
Section 6.6;

          (c) Except as otherwise specifically set forth in Section 2.3 herein, liabilities or obligations arising prior to the Closing Date from the breach of any term, covenant or provision of any of the agreements or contracts assumed by Purchaser, including the Facilities

Contracts, that would have been, but for such breach, paid, performed or otherwise discharged on or prior to the Closing Date or to the extent the same arise out of any such breach or default or related waiver or extension given by Seller; provided, that for purposes of the foregoing, no such breach, default, waiver or extension shall include any breach, default, waiver or extension that is or has been also engaged in or agreed to by the Facilities Owners in common or by the Operating Agent acting on behalf of any Facilities Owner, including the Seller;

          (d) Liabilities or obligations under any of the Facilities Contracts which would be included in the Assets but for the provisions of Section 3.7, unless Purchaser is provided with the benefits thereunder as contemplated by such Section;

          (e) Subject to Sections 2.5(b), 2.5(i) and 6.8, except for fines, penalties or costs assumed by Purchaser under Sections 2.4(b) through (e), any fines, penalties or costs imposed by a Governmental Authority with respect to the Assets or the Decommissioning Fund and/or the assets therein resulting from
(i) an investigation, proceeding, request for information or inspection before or by a Governmental Authority pending or, to Seller's Knowledge, threatened prior to Closing, but only relating to actions or omissions prior to the Closing Date or (ii) violations of applicable law or illegal acts of Seller; provided, that for purposes of the foregoing, actions or omissions of Seller shall not include acts, actions, or omissions that are or have been also engaged in by the Facilities Owners in common or by the Operating Agent acting on behalf of any Facilities Owner, including the Seller;

          (f) Any liability of Seller arising out of a breach by Seller of any of its obligations under this Agreement or the Ancillary Agreements;

          (g) Any obligation of Seller to indemnify any Person who is a member of the Purchaser Group pursuant to ARTICLE 7;

          (h) Any costs or expenses for which Seller is liable under this Agreement; and

          (i) Judgments, fines, and other penalties levied by a Governmental Authority and due prior to the Closing.

     2.6 SPENT NUCLEAR FUEL. From and after the Closing Date, Purchaser shall assume title to, and all liabilities and obligations for the storage and disposal of, Spent Nuclear Fuel presently stored at the Facilities (including any such fuel which may have been used in connection with generating Seller's share of electricity at the Facilities). From and after the Closing Date, Purchaser shall have all rights of recovery from third parties and the Department of Energy relating to, arising from or in connection with the Department of Energy's failure to take Spent Nuclear Fuel.

     2.7 DEPARTMENT OF ENERGY DECOMMISSIONING AND DECONTAMINATION FEES. Seller, to the extent of its interest in the Facilities, shall be liable for and pay its pro rata share of Department of Energy Decommissioning and Decontamination Fees payable and due prior to the Closing Date. Thereafter, subject to the pro-ration provisions of Section 3.6, Purchaser shall be liable for and pay, and Seller shall have no liability for, any Department of Energy Decommissioning and Decontamination Fees payable and due after the Closing Date and any additional Decommissioning and Decontamination Fees that become effective on or after the Closing Date, whether assessed with respect to any period occurring prior to, on or after the Closing Date.

     2.8 CONTROL OF LITIGATION.

          (a) The Parties acknowledge and agree that, from and after the Closing Date, Seller shall be entitled exclusively to control, defend and settle any suit, action or proceeding, and any investigation arising out of or related to any Excluded Assets or Excluded Liabilities, and Purchaser agrees to cooperate reasonably in connection therewith, it being understood that Purchaser shall not be required to incur any cost in connection with any such settlement but may be required to provide a release to a third party claimant in respect of the specific matters involved in such suit, action, proceeding or investigation; provided, however, that Seller shall reimburse Purchaser for all reasonable costs and expenses incurred in providing such cooperation to Seller and shall not unreasonably interfere with operations at the Facilities or the Facilities Switchyard.

          (b) The Parties acknowledge and agree that, from and after the Closing Date, Purchaser shall be entitled exclusively (except as otherwise described in subsection (c) of this Section) to control, defend and settle any suit, action or proceeding, and any investigation arising out of or related to any Asset or Assumed Liabilities, and Seller agrees to cooperate reasonably in connection therewith, it being understood that Seller shall not be required to incur any cost in connection with any such settlement but may be required to provide a release to a third party claimant in respect of the specific matters involved in such suit, action, proceeding, or investigation; provided, however, that Purchaser shall reimburse Seller for all reasonable costs and expenses incurred in providing such cooperation to Purchaser and shall not unreasonably interfere with Seller's operations.

          (c) Subject to Section 6.6, the Parties acknowledge and agree that, from and after the Closing Date, Seller shall be entitled exclusively to control, defend and settle any action or proceeding associated with any Tax and related audit, appeals process or litigation for taxable periods occurring prior to the Closing Date.

                                   ARTICLE 3
                                     CLOSING

     3.1 CLOSING. The closing of the sale of the Assets to, and the assumption of the Assumed Liabilities by, Purchaser (the "CLOSING") will take place at the offices of Pinnacle West Capital Corporation, 400 North Fifth Street, Phoenix, Arizona 85004, at 10:00 a.m. local time on the date that is five (5) Business Days following the date on which the conditions set forth in Article 8 "Conditions Precedent to the Obligations of Purchaser at the Closing" and
Article 9 "Conditions Precedent to the Obligations of Seller at the Closing" have been either satisfied or waived by the Party for whose benefit such conditions precedent exist, or on such other date and at such other place as the Parties may mutually agree, but in any event no sooner than November 1, 2000, unless agreed to by Seller. The date of Closing is hereinafter called the "CLOSING DATE." The Closing shall be effective for all purposes as of 12:01 a.m., Phoenix prevailing time, on the Closing Date.

     3.2 PURCHASE PRICE. The Initial Purchase Price is Two Hundred and Fifty Million Dollars ($250,000,000). At the Closing, the Initial Purchase Price shall be adjusted, without duplication, to account for the following items and Closing Adjustments and Post-Closing Adjustments as set forth in Section 3.3, the sum of which is hereinafter referred to as the "PURCHASE PRICE":

          (a) PRORATIONS. The Initial Purchase Price shall be adjusted to account for the items prorated as of the Closing Date pursuant to SECTION 3.6.

          (b) CAPITAL EXPENDITURES. Subject to Section 6.7, the Initial Purchase Price shall be increased by the amount expended by Seller between the Effective Date and the Closing Date for Capital Expenditures less accumulated depreciation as of the date of Closing, to the extent that such expenditures in the aggregate exceed the amount specified in, or are not incurred with respect to the categories listed in Schedule 3.2(b). Nothing in this paragraph should be construed to limit Seller's rights and obligations to make all Capital Expenditures necessary to comply with any Facilities Contract, the NRC Licenses or with any other Facilities Permit. No increase to the Initial Purchase Price shall be made for Capital Expenditures made by Seller after December 31, 2001.

          (c) FUEL INVENTORY. There shall be no adjustment in the Purchase Price for Fuel Inventory as of the Closing Date. However, from the Effective Date through the Closing Date, Purchaser agrees to pay those costs that are invoiced by the Operating Agent during such period for Nuclear Fuel in Process, and for uranium concentrate provided by Seller directly to the Facilities which are not invoiced by the Operating Agent. Such deliveries shall only include 70,000 pounds, 60,000 pounds, and 110,000 pounds of uranium concentrates to the Facilities in Fall 2000, Spring 2001, and Fall 2001 for reload requirements. For purposes of this SECTION 3.2(c), the price of this uranium concentrate is deemed to be $14.60/pound, $14.90/pound, and $15.20/pound, respectively. Notwithstanding the foregoing, Purchaser shall not be required to pay more than Sixteen Million Four Hundred Thousand Dollars ($16,400,000) of such costs if Seller's condition to Closing set forth in SECTION 9.4 of this Agreement and in
SECTION 9.4 of the Collateral Agreement have not been satisfied by June 1, 2001. In addition, Purchaser's obligation to pay Nuclear Fuel in Process costs under this SECTION 3.2(c) will be suspended during any period in which the Closing hereunder is being prevented solely because of the condition in SECTION 9.12 not being met because (i) Purchaser is a standby purchaser under SECTION
6.13(b)(iii) and a Four Corners Closing has not occurred or (ii) a right of first refusal under the "Facilities Co-Tenancy Agreement" (as defined in the Collateral Agreement) has been exercised and the closing associated therewith has not occurred. In the event the Closing does not occur, Seller shall immediately reimburse Purchaser for all sums paid by Purchaser under this Section with interest accruing at eight percent (8%) per annum from the date(s) Purchaser pays such costs; provided, however, that if Seller has fully complied with the covenants contained in SECTION 6.3 of this Agreement and in SECTION 6.3 of the Collateral Agreement, Purchaser will agree to waive interest charges on up to Sixteen Million Four Hundred Thousand Dollars ($16,400,000) of such sums for the period from the Effective Date through May 31, 2001. For purposes of the foregoing, costs invoiced by the Operating Agent for Nuclear Fuel In Process shall be deemed to include fuel-related items customarily billed to Seller by the Operating Agent in its Request for Funds, such as related engineering services and use tax, it being agreed that dry cask storage shall not be included within fund-related items.

Notwithstanding anything in this SECTION 3.2(c) to the contrary, if the Closing occurs before Seller's timely delivery of the Fall 2001 requirements, Purchaser will nevertheless purchase such requirements (110,000 pounds of uranium concentrates) from Seller at the price specified above ($15.20 per pound).

     3.3 PRE-CLOSING AND POST-CLOSING ADJUSTMENTS.

          (a) At least thirty (30) calendar days prior to the Closing Date, Purchaser, with the assistance and participation of, and in consultation with, the Seller and the Operating Agent, shall prepare and deliver to Seller an estimated closing statement (the "ESTIMATED CLOSING STATEMENT") that shall set forth Purchaser's best estimate of all estimated adjustments to the Initial Purchase Price required by Section 3.2 (the "ESTIMATED ADJUSTMENT"). Within ten
(10) calendar days after the delivery of the Estimated Closing Statement by Purchaser to Seller, Seller may object in good faith to the Estimated Adjustment in writing. If Seller objects to the Estimated Adjustment within such ten (10) day period, the Parties shall attempt to resolve their differences by negotiation. If the Parties are unable to do so prior to the Closing Date (or if Seller does not object to the Estimated Adjustment), the Initial Purchase Price shall be adjusted (the "CLOSING ADJUSTMENT") at the Closing by the amount of the Estimated Adjustment not in dispute. The disputed portion shall be resolved in accordance with the provisions of Section 3.3(b) and paid as part of any Post-Closing Adjustment to the extent required by Section 3.3(b).

          (b) Within sixty (60) days after the Closing Date, Purchaser, with the assistance and participation of, and in consultation with, the Seller and the Operating Agent, shall prepare and deliver to Seller a final closing statement (the "POST-CLOSING STATEMENT") that shall set forth all adjustments to the Initial Purchase Price proposed by Purchaser to be required by Section 3.2 not previously effected by the Closing Adjustment (the "PROPOSED POST-CLOSING ADJUSTMENT"). To the extent applicable, the Post-Closing Statement shall be prepared using the same accounting principles, policies and methods as the Operating Agent has historically used in connection with the calculation of the items reflected on such Post-Closing Statement. Within thirty (30) days after the delivery of the Post-Closing Statement by Purchaser to Seller, Seller may object in good faith to the Proposed Post-Closing Adjustment in writing, stating in reasonable detail its objections thereto. Purchaser and Seller agree to cooperate to exchange information used to prepare the Post-Closing Statement and information relating thereto. If Seller objects to the Proposed Post-Closing Adjustment, the Parties shall attempt to resolve such dispute by negotiation. If the Parties are unable to resolve such dispute within thirty (30) days after any objection by Seller, the Parties shall appoint the Independent Accounting Firm, which shall, at Seller's and Purchaser's joint expense, review the Proposed Post-Closing Adjustment and determine the appropriate adjustment to the Purchase Price, if any, within thirty (30) days after such appointment. The Parties agree to cooperate with the Independent Accounting Firm and provide it with such information as it reasonably requests to enable it to make such determination. For purposes of this Section and wherever the Independent Accounting Firm is retained to resolve a dispute between the Parties, the Independent Accounting Firm may determine the issues in dispute following such procedures, consistent with the language of this Agreement, as it deems appropriate to the circumstances and with reference to the amounts in issue. No particular procedures are intended to be imposed upon the Independent Accounting Firm, it being the desire of the Parties that any such disagreement shall be resolved as expeditiously and inexpensively as reasonably practicable. The Independent Accounting Firm shall have no liability to the Parties in connection with such services except for acts of bad faith, willful misconduct or gross negligence, and the Parties shall provide such indemnities to the Independent Accounting Firm as it may reasonably request. The finding of such Independent Accounting Firm shall be binding on the Parties hereto. Upon determination of the appropriate adjustment (the "POST-CLOSING ADJUSTMENT") by agreement of the Parties or by binding determination of the Independent Accounting Firm, the Party owing the difference shall deliver such amount to the other Party no later than two (2) Business Days after such determination, in immediately available funds or in any other manner as reasonably requested by the payee.

     3.4 PAYMENT. Any cash payments required by this Agreement shall be paid in U.S. dollars in immediately available funds. The recipient of such funds will designate the account or accounts to which the funds will be wire transferred.

     3.5 ALLOCATION OF PURCHASE PRICE. The Parties will file all Tax Returns consistently with the allocation of the Purchase Price determined in accordance with this Section 3.5. The allocation of the Purchase Price (including any portion of the Assumed Liabilities, if applicable) will be negotiated by the
Parties in accordance with Applicable Tax Law (as defined below), it being agreed that for tax purposes no part of the Purchase Price shall be allocable to the assets of the Qualified Decommissioning Fund. Purchaser shall propose and deliver to Seller a preliminary allocation among the Assets of the Purchase Price and such other consideration to be paid to Seller pursuant to this Agreement (an "ALLOCATION") sufficiently far in advance of the Closing to allow the Final Pre-Closing Allocation referred to below to be determined prior to the Closing. The Allocation shall be consistent with Code Section 1060 and the regulations thereunder and in a manner which facilitates Property Tax reporting ("APPLICABLE TAX LAW") and shall separately allocate Assets in the Facilities Switchyard. Seller shall within thirty (30) days thereafter propose any changes to the Allocation. Within thirty (30) days following delivery of such proposed changes, Purchaser shall provide Seller with a statement of any objections to such proposed changes, together with a reasonably detailed explanation of the reasons therefor. If Purchaser and Seller are unable to resolve any disputed objections within ten (10) days thereafter, such objections shall be referred to the Independent Accounting Firm, which shall determine the Allocation (including any valuations). The Independent Accounting Firm shall be instructed to deliver to Purchaser and Seller a written determination of the proper allocation of such disputed items within twenty (20) Business Days from the date of engagement. Such determination shall be final, conclusive and binding upon the Parties for all purposes, and the Allocation shall be so adjusted (the allocation, including the adjustment, if any, to be referred to as the "FINAL PRE-CLOSING ALLOCATION"). Within thirty (30) days of the determination of the Post-Closing Adjustment, the Parties shall agree to the adjustments to the Final Pre-Closing Allocation ("FINAL ALLOCATION"). The fees and disbursements of the Independent Accounting Firm attributable to any Allocation shall be shared equally by Purchaser and Seller. Purchaser and Seller agree to timely file Internal Revenue Service Form 8594, and all Tax Returns, in accordance with such Allocation or Final Allocation, as the case may be, and to report the transactions contemplated by this Agreement for Federal Income Tax and all other tax purposes in a manner consistent with the Allocation or Final Allocation, as the case may be. Purchaser and Seller agree to promptly provide the other Parties with any additional information and reasonable assistance required to complete Form 8594, or compute Taxes arising in connection with (or otherwise affected by) the transactions contemplated hereunder.

     3.6 PRORATIONS. (a) Purchaser and Seller agree that, except as otherwise specifically provided in this Agreement, all of the budgeted, ordinary, and recurring items normally charged to the Facilities Owners and the Facilities Switchyard Owners, including those listed below (but not including any Income Taxes and Transfer Taxes), relating to the business and operation of the Assets, shall be prorated and charged as of the Closing Date, without any duplication of payment under the Facilities Contracts, with Seller liable to the extent such items relate to any time period prior to the Closing Date, and Purchaser liable to the extent such items relate to periods commencing with the Closing Date (measured in the same units used to compute the item in question, otherwise measured by calendar days):

               (i) Property Taxes having a lien date in the same calendar year as the Closing Date;

               (ii) Property Taxes having a lien date in the calendar year following the year of the Closing Date if such lien relates to the Assets; provided, however, if Purchaser is separately assessed Property Taxes relating to the Assets with a lien date in the calendar year following the year of the Closing Date which results in duplicative Property Taxes, such duplicative Property Taxes shall be pro-rated one-half (1/2) to each Party, the Parties agreeing to cooperate with one another to avoid such duplicative Property Taxes;

               (iii) Retrospective adjustments and policyholder distributions for the applicable period during which the Closing occurs with respect to Facilities Insurance Policies occurring within twelve (12) months of Closing or ninety (90) days after the year-end following the Closing, whichever occurs first;

               (iv) Subject to and without limiting the generality of Section 2.6, the fees assessed on electricity generated at the Facilities pursuant to the Department of Energy Standard Contract, as provided in Section 302 of the Nuclear Waste Policy Act and 10 C.F.R. Part 961, as amended from time to time, for the applicable period during which the Closing occurs;

               (v) Subject to and without limiting the generality of Section 2.7, Department of Energy Decommissioning and Decontamination Fees for the applicable period during which the Closing occurs;

               (vi) Operating and maintenance expenses incurred in any period prior to the Closing Date (not including Capital Expenditures) in the nature of the expenses shown on Schedule 3.6(a)(v) but only to the extent that the amount of such expenses are determined within twelve (12) months of Closing or ninety (90) days after the year-end following the Closing, whichever occurs first; and

               (vii) A reimbursement for Firm Transmission Rights referred to in
     Section 2.1(p) adjusted in proportion to the remaining term of the Firm Transmission Rights.

          (b) In connection with the prorations referred to in (a) above, in the event that actual figures are not available at the Closing Date, the proration shall be based upon the respective amounts accrued through the Closing Date or paid for the most recent year or other appropriate period for which such amounts paid are available. All prorated amounts shall be recalculated and paid to the appropriate Party within sixty (60) days after the date that the previously unavailable actual figures become available. Seller and Purchaser shall furnish each other with such documents and other records as may be reasonably requested in order to confirm all proration calculations made pursuant to this Section 3.6.

     3.7 NO ASSIGNMENT IF BREACH. To the extent that Seller's rights under any of the Facilities Contracts to be transferred to Purchaser hereunder may not be assigned without the consent of another Person which consent has not been obtained, this Agreement shall not constitute an agreement to assign the same if an attempted assignment would constitute a breach thereof or be unlawful, and Purchaser and Seller shall cooperate and each use Commercially Reasonable Efforts to obtain any such required consent(s) as promptly as possible. Seller and Purchaser agree that if any consent to an assignment of any of the Facilities Contracts to be transferred hereunder shall not be obtained or if any attempted assignment would be ineffective or would impair Purchaser's rights and obligations under the applicable Facilities Contracts so that Purchaser would not in effect acquire all such rights and obligations, Seller, to the maximum extent permitted by law and such Facilities Contracts, shall after the Closing appoint Purchaser to be Seller's representative and agent with respect to such Facilities Contracts, and Seller shall, to the maximum extent permitted by law and such Facilities Contracts, enter into such reasonable arrangements with Purchaser as are necessary to transfer to Purchaser the benefits and obligations of such Facilities Contracts. Seller and Purchaser shall cooperate and shall each use Commercially Reasonable Efforts after the Closing to obtain an assignment of such Facilities Contracts to Purchaser.

     3.8 DELIVERIES BY SELLER. Subject to the terms and conditions hereof, at the Closing, Seller shall deliver, or cause to be delivered, the following to
Purchaser:

          (a) The Deed, duly executed by Seller and in recordable form, subject only to Permitted Encumbrances and any owner's affidavits or similar documents reasonably required by Title Insurer;

          (b) The Bill of Sale, duly executed by Seller;

          (c) The Assignment and Assumption Agreement, duly executed by Seller;

          (d) Evidence, in form and substance reasonably satisfactory to Purchaser and its respective counsel, of Seller's receipt of (i) the Seller's Required Regulatory Approvals specified in clause (i) of the definition thereof,
(ii) the Seller's Required Consents specified in clause (i) of the definition thereof, and (iii) documentation evidencing the release of all Encumbrances, except for Permitted Encumbrances, including the release of Seller's Mortgage;

          (e) An opinion of counsel to Seller to the effect set forth in Exhibit B hereto, subject to customary limitations and qualifications;

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
          (f) A Certificate of Good Standing with respect to Seller, as of a recent date, issued by the Secretary of State of the State of California and of the state where the Facilities are located;

          (g) To the extent available, originals of all of the Facilities Contracts to which Seller has Knowledge that it is a party, the Transferable Permits issued to Seller and of which it has Knowledge and, if not available, true and correct copies thereof;

          (h) A certificate addressed to Purchaser dated the Closing Date executed by a duly authorized officer of Seller to the effect set forth in
SECTION 8.6;

          (i) A FIRPTA Affidavit to Purchaser, duly executed by Seller;

          (j) Copies, certified by the Secretary or Assistant Secretary of Seller, of corporate resolutions authorizing the execution and delivery of this Agreement, each Ancillary Agreement to which Seller is a party and the authorization or ratification of all of the other agreements and instruments, in each case, to be executed and delivered by Seller in connection herewith;

          (k) A certificate of the Secretary or Assistant Secretary of Seller identifying the name and title and bearing the signatures of the officers of Seller authorized to execute and deliver this Agreement, each Ancillary Agreement to which Seller is a party and the other agreements and instruments contemplated hereby;

          (l) All such other agreements, documents, instruments and writings required to be delivered by Seller at or prior to the Closing Date pursuant to this Agreement necessary to sell, assign, convey, transfer and deliver all of Seller's rights, title and interests in and to the Assets, to Purchaser, in accordance with this Agreement and, where necessary or desirable, in recordable form; and

          (m)  The  assets  comprising  the   Decommissioning   Fund,  it  being
understood that such assets shall be delivered to one or more trusts designated by Purchaser, and all documents listed in Section 2.2.

     3.9 DELIVERIES BY PURCHASER. Subject to the terms and conditions hereof, at the Closing, Purchaser shall deliver, or cause to be delivered, the following to
Seller:

          (a) The Purchase Price, by wire transfer of immediately available funds to the account of Seller designated by Seller in writing on or before the Closing Date;

          (b)  The  Assignment  and  Assumption  Agreement,   duly  executed  by
Purchaser;

          (c) Evidence, in form and substance reasonably satisfactory to Seller and its respective counsel, of Purchaser's receipt of (i) the Purchaser's Required Regulatory Approvals specified in clause (i) of the definition thereof,
(ii) the Purchaser's Required Consents specified in clause (i) of there definition thereof;

          (d) An opinion of counsel to Purchaser to the effect set forth in Exhibit C hereto, subject to customary limitations and qualifications;

          (e) A Certificate of Good Standing with respect to Purchaser, as of a recent date, issued by the ACC and the state in which the Facilities are located;

          (f) A certificate dated the Closing Date executed by a duly authorized officer of Purchaser to the effect set forth in SECTION 9.6;

          (g) Copies, certified by the Secretary or Assistant Secretary of Purchaser, of resolutions authorizing the execution and delivery of this Agreement, each Ancillary Agreement to which Purchaser is a party and the authorization or ratification of all of the agreements and instruments, in each case, to be executed and delivered by Purchaser in connection herewith;

          (h) A certificate of the Secretary or Assistant Secretary of Purchaser identifying the name and title and bearing the signatures of the officers of Purchaser authorized to execute and deliver this Agreement, each Ancillary Agreement to which Purchaser is a party and the other agreements contemplated hereby; and

          (i) All such other agreements, documents, instruments and writings required to be delivered by Purchaser at or prior to the Closing Date pursuant to this Agreement.

     3.10 FACILITIES CONTRACTS. The Parties agree that between the date hereof and the Closing Date, the ownership, lease, maintenance and operation of the Facilities and the Facilities Switchyard will be governed by the Facilities Contracts.

                                    ARTICLE 4
              REPRESENTATIONS, WARRANTIES AND DISCLAIMERS OF SELLER

          Except as set forth in Seller's Schedule of Exceptions corresponding to the Section of this Agreement to which such disclosure applies, Seller represents, warrants and, where specified, disclaims to Purchaser as follows:

     4.1 ORGANIZATION AND EXISTENCE. Seller is a corporation, duly organized, validly existing and in good standing under the laws of the State of California and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as is now being conducted. Seller is duly qualified to do business and is in good standing in the state where the Facilities are located. Seller has heretofore delivered to Purchaser complete and correct copies of its Articles of Incorporation and Bylaws as currently in effect.

     4.2 EXECUTION, DELIVERY AND ENFORCEABILITY. Seller has full corporate power to enter into, and carry out its obligations under, this Agreement and the Ancillary Agreements which are executed by Seller and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement and the Ancillary Agreements which are executed by Seller, and the consummation of the transactions contemplated hereby and thereby, have been duly and validly authorized by all necessary corporate action required on the part of Seller and no other corporate proceedings on the part of Seller are necessary to authorize this Agreement and the Ancillary Agreements to which it is a party or to consummate the transactions contemplated hereby and thereby. Assuming Purchaser's due authorization, execution and delivery of this Agreement and the Ancillary Agreements when executed by Purchaser, this Agreement does and the Ancillary Agreements when executed by Seller will constitute the valid and legally binding obligations of Seller, enforceable against Seller in accordance with its and their terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws of general application relating to or affecting the enforcement of creditors' rights and by general equitable principles.

     4.3 NO VIOLATION. Subject to Seller obtaining the Seller's Required Regulatory Approvals and the Seller's Required Consents (including the IRS ruling described in Section 6.8(b)), and except for compliance with the requirements of the HSR Act, neither the execution and delivery of this Agreement or any of the Ancillary Agreements executed by Seller, nor the compliance with any provision hereof or thereof, nor the consummation of the transactions contemplated hereby or thereby will:

          (a) violate, or conflict with, or result in a breach of any provisions of the Articles of Incorporation or Bylaws of Seller;

          (b) result in a default (or give rise to any right of termination, cancellation or acceleration) under or conflict with any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, or agreement or other instrument or obligation to which Seller is a party or by which Seller or any of the Assets may be bound, except for such defaults (or rights of termination or acceleration) as to which requisite waivers or consents have been, or prior to the Closing will have been, obtained or which would not, individually or in the aggregate, create a Material Adverse Effect;

          (c) violate any law, rule, regulation, order, writ, injunction, or decree, applicable to Seller or any of its assets, except where such violations, individually or in the aggregate, would not create a Material Adverse Effect and will not affect the validity or enforceability of this Agreement or the Ancillary Agreements or the validity of the transactions contemplated hereby or thereby; or

          (d) require consent or approval of, filing with, or notice to any Person which, if not obtained would prevent Seller from performing its obligations hereunder.

     4.4 COMPLIANCE WITH LAWS. Seller has no Knowledge that it is in material violation of any laws, orders, ordinances, rules, regulations or judgment of any Governmental Authority in existence as of execution of this Agreement with respect to the Assets, except for (a) violations or alleged violations the subject matter of which the Operating Agent has Knowledge, (b) violations or alleged violations by the Facilities Owners or Facilities Switchyard Owners in common, or by the Operating Agent or Facilities Switchyard Operating Agent acting on their behalf, or (c) violations or alleged violations that will not have a Material Adverse Effect.

     4.5 PERMITS, LICENSES, ETC. Prior to the Closing Date, Seller will hold all permits, registrations, franchises, certificates, licenses and other authorizations, consents and approvals of all Governmental Authorities that Seller requires in order to own any of the Assets (collectively, "SELLER PERMITS"), except for (a) Seller Nuclear Permits (which are governed by Section 4.6) and

(b) such failures to hold such Seller Permits as to which the Operating Agent has Knowledge, are also failures of all of the other Facilities Owners or Facilities Switchyard Owners (or all other than the Operating Agent) or would not, individually or in the aggregate, have a Material Adverse Effect.

     4.6 NUCLEAR LAW MATTERS. Prior to the Closing Date, Seller will hold all Seller Permits in respect of Nuclear Laws that Seller requires in order to own its right, title and interests in and to the Assets (collectively, "SELLER NUCLEAR PERMITS"), except for (a) Seller Permits (which are governed by Section 4.5) and (b) such failures to hold such Seller Nuclear Permits as to which the Operating Agent has Knowledge, are also failures of the other Facilities Owners or Facilities Switchyard Owners or would not, individually or in the aggregate, have a Material Adverse Effect.

     4.7 LITIGATION. There is no claim, action, proceeding or investigation pending, or to Seller's Knowledge, threatened against or relating to Seller or its Affiliates before any court, arbitrator or Governmental Authority, or any judgment, decree or order of any court, arbitrator or Governmental Authority, which could, individually or in the aggregate, reasonably be expected to result, or has resulted, in (a) the institution of legal proceedings to prohibit or restrain the performance of this Agreement or any of the Ancillary Agreements, or the consummation of the transactions contemplated hereby or thereby, (b) a claim against Purchaser or its Affiliates for damages as a result of Seller entering into this Agreement or any of the Ancillary Agreements, or the consummation by Seller of the transactions contemplated hereby or thereby, (c) a material impairment of Seller's ability to perform its obligations under this Agreement or any of the Ancillary Agreements, or (d) a Material Adverse Effect, except for claims, actions, proceedings or investigations pending against, or judgments, decrees or orders involving, the other Facilities Owners or the Operating Agent or Facilities Switchyard Operating Agent as agent for the Facilities Owners or the Facilities Switchyard Owners, as the case may be, or as to which the Operating Agent has Knowledge.

     4.8 TITLE. Subject to such restrictions, if any, as may be contained in the Facilities Co-Tenancy Agreement or the Facilities Switchyard Agreement, Seller has good and marketable title, or valid and effective leasehold rights in the case of leased property, or valid and effective licenses in the case of licensed rights, to the tangible personal property included in the Assets to be sold, conveyed, assigned, transferred and delivered to Purchaser by Seller, free and clear of all liens, charges, claims, pledges, security interests, equities and encumbrances of any nature whatsoever, except for (a) those created or allowed to be suffered by Purchaser, (b) those which will be discharged or released prior to or substantially simultaneously with, the Closing, (c) Permitted Encumbrances, (d) those which do not apply only and exclusively to the interest of the Seller but that also apply to interests of the other Facilities Owners in common and/or the Operating Agent or Facilities Switchyard Operating Agent, as agent for any of the Facilities Owners or Facilities Switchyard Owners, as the case may be, and (e) possible minor matters that do not materially interfere with the intended use of the Assets.

     4.9 QUALIFIED DECOMMISSIONING FUND.

          (a) Seller's Qualified Decommissioning Fund is a trust validly existing and in good standing under the laws of California with all requisite authority to conduct its affairs as it now does, subject to applicable regulatory requirements. The trustee under the Qualified Decommissioning Fund has legal title to the assets of the Qualified Decommissioning Fund. Seller has heretofore delivered to Purchaser a copy of the Seller's Qualified Decommissioning Fund trust agreement as in effect on the date of this Agreement. Seller's Qualified Decommissioning Fund satisfies the requirements necessary for such Fund to be treated as a "Nuclear Decommissioning Reserve Fund" within the meaning of Code Section 468A(a) and as a "nuclear decommissioning fund" and a "qualified nuclear decommissioning fund" within the meaning of Treas. Reg. ss. 1.468A-1(b)(3). Seller's Qualified Decommissioning Fund is in material compliance with Section 8A.7.2.2 and Section 8A.7.2.3 of the Facilities
Co-Tenancy Agreement and all applicable rules and regulations of the NRC, the CPUC, and the IRS, and Seller's Qualified Decommissioning Fund has not engaged in any acts of "self-dealing" as defined in Treas. Reg. ss. 1.468A-5(b)(2). No "excess contribution," as defined in Treas. Reg. ss. 1.468A-5(c)(2)(ii), has been made to Seller's Qualified Decommissioning Fund which has not been withdrawn within the period provided under Treas. Reg. ss. 1.468A-5(c)(2)(i). Seller has made timely and valid elections to make annual contributions to the Qualified Decommissioning Fund since the date of the creation of the Qualified Decommissioning Fund. Seller shall be deemed to have represented and warranted upon Closing that the transfer pursuant to Section 2.2 was effected in compliance with Section 2.2. There has been and will be no failure on Seller's part to comply with regulations of any Governmental Authority that will result in the transfer of the Qualified Decommissioning Fund not qualifying for the tax consequences specified in Treasury Reg. ss. 1.468A-6(c).

          (b) Subject only to obtaining Seller's Required Regulatory Approvals, Seller and the trustee have, or as of the Closing will have, all requisite authority to cause the assets of the Qualified Decommissioning Fund to be transferred to Purchaser in accordance with the provisions of this Agreement and applicable Laws.

          (c) Seller and/or the trustee of the Qualified Decommissioning Fund has/have filed or caused to be filed (or will file or cause to be filed in a timely manner) with the NRC, the IRS and any relevant state or local authority all material forms, Tax Returns, private letter rulings which set forth ruling amounts, statements, reports and documents (including all exhibits, amendments and supplements thereto) required to be filed by either of them. Subject only to obtaining Seller's Required Regulatory Approvals, Seller has delivered, or will deliver, to Purchaser copies of all schedules of ruling amounts contained in private letter rulings issued by the IRS for the Qualified Decommissioning Fund, copies of the requests that were filed to obtain such schedules of ruling amounts and copies of any pending request for revised ruling amounts, in each case together with all exhibits, amendments and supplements thereto. Any amounts contributed to the Qualified Decommissioning Fund while such request is pending before the IRS and which turn out to exceed the applicable amounts provided in the schedule of ruling amounts issued by the IRS will be withdrawn from the Qualified Decommissioning Fund within the period provided under Treas. Reg. ss. 1.468A-5(c)(2)(i). There are no interim rate orders that may be retroactively adjusted or retroactive adjustments in interim rate orders that may materially affect amounts that Purchaser may contribute to the Qualified Decommissioning Fund or may require distributions to be made from the Qualified Decommissioning Fund.

          (d) Seller has made or will, subject to Seller's Required Regulatory Approvals, cause to make, available to Purchaser (i) the most recent funding status report provided by Seller pursuant to Section 8A.7A.2.4 of the Facilities Co-Tenancy Agreement (the "Funding Status Report"), (ii) all material reports received by Seller since December 31, 1999 and through the Closing Date relating to the Qualified Decommissioning Fund from the trustee of such Fund and/or any investment managers for any portion of the assets in such Fund or otherwise, which reports shall include (without limitation), on at least a quarterly basis and as otherwise reasonably requested by Purchaser, if available, identification of assets and asset categories within the Qualified Decommissioning Fund in form and substance similar to the "Asset Summary by Asset Category" and "Asset Summary" reports included in the Funding Status Report, but including asset detail reports listing individual securities, and (iii) a report in form and substance similar to the Funding Status Report but dated as of the most recent practicable date preceding the Closing Date and including asset detail reports listing individual securities, together with a list of the assets to be transferred pursuant to Section 2.2 hereof as of the Business Day prior to the Closing Date and available information from which Purchaser can reasonably determine the tax basis of all assets in the Qualified Decommissioning Fund as of the last Business Day before Closing. Each report and other information provided pursuant to clause (i) or (iii) of the preceding sentence shall present fairly the financial position and asset holdings of the Qualified Decommissioning Fund trust as of the date shown. There are no liabilities (whether absolute, accrued, contingent or otherwise and whether due or to become due), including, without limitation, agency or other legal proceedings, that may materially affect the financial position of the Qualified Decommissioning Fund other than those that are described in the above reports delivered to Purchaser prior to the Effective Date.

          (e) Seller has made or, subject to Seller's Required Regulatory Approvals, will cause to make, available to Purchaser all material contracts and agreements to which the trustee of the Qualified Decommissioning Fund, in its capacity as such, is a party, and any investment management or similar agreements relating to such Qualified Decommissioning Fund.

          (f) The Qualified Decommissioning Fund has filed all Tax Returns required to be filed and all Taxes shown to be due on such Tax Returns have been paid in full. No material notice of deficiency or assessment has been received by Seller from any taxing authority with respect to liability for Taxes of the Qualified Decommissioning Fund which has not been fully paid or finally settled or is not being contested in good faith through appropriate proceedings.

     4.10 NON-QUALIFIED DECOMMISSIONING FUND.

          (a) Seller's Non-Qualified Decommissioning Fund is a trust validly existing and in good standing under the laws of California with all requisite authority to conduct its affairs as it now does, subject to applicable regulatory requirements. The trustee under the Non-Qualified Decommissioning Fund has legal title to the assets of the Non-Qualified Decommissioning Fund. Seller's Non-Qualified Decommissioning Fund is in material compliance with
Section 8A.7.2.2 and Section 8A.7.2.3 of the Facilities Co-Tenancy Agreement and all applicable rules and regulations of the NRC and the CPUC.

          (b) Subject only to obtaining Seller's Required Regulatory Approvals, Seller and/or the trustee has/have, or as of the Closing will have, all requisite authority to cause the assets of the Non-Qualified Decommissioning Fund to be transferred to Purchaser in accordance with the provisions of this Agreement.

          (c) Seller and the trustee of the Non-Qualified Decommissioning Fund have timely filed or caused to be timely filed with the NRC, the IRS and any relevant state or local authority all material forms, statements, Tax Returns, reports and documents (including all exhibits, amendments and supplements thereto) required to be filed by either of them.

          (d) Seller has made or will, subject to Seller's Required Regulatory Approvals, cause to make, available to Purchaser (i) the most recent Funding Status Report, (ii) all material reports received by Seller since December 31, 1999 and through the Closing Date relating to the Non-Qualified Decommissioning Fund from the trustee of such Fund and/or any investment managers for any portion of the assets in such Fund or otherwise, which reports shall include (without limitation), on at least a quarterly basis and as otherwise reasonably requested by Purchaser, if available, identification of assets and asset categories within the Non-Qualified Decommissioning Fund in form and substance similar to the "Asset Summary by Asset Category" and "Asset Summary" reports included in the Funding Status Report, but including asset detail reports listing individual securities, and (iii) a report in form and substance similar to the Funding Status Report but dated as of the most recent practicable date preceding the Closing Date and including asset detail reports listing individual securities, together with a list of the assets to be transferred pursuant to
Section 2.2 hereof as of the Business Day prior to the Closing Date. Each report and other information provided pursuant to clause (i) or (iii) of the preceding sentence shall present fairly the financial position and asset holdings of the Non-Qualified Decommissioning Fund trust as of the date shown. There are no liabilities (whether absolute, accrued, contingent or otherwise and whether due or to become due), including, without limitation, agency or other legal proceedings, that may materially affect the financial position of the Non-Qualified Decommissioning Fund other than those that are described in the above reports delivered to Purchaser prior to the Effective Date.

          (e) Seller has made or will, subject to Seller's Required Regulatory Approvals, cause to make, available to Purchaser all material contracts and agreements to which the trustee of the Qualified Decommissioning Fund, in its capacity as such, is a party, any investment management or similar agreements relating to such Non-Qualified Decommissioning Fund.

     4.11 FACILITIES CONTRACTS. Seller has no Knowledge of any claim, action, proceeding or investigation, pending or threatened, challenging the enforceability against Seller of the Facilities Contracts specified on SCHEDULE
4.11 "Certain Facilities Contracts," except for challenges to the enforceability of such contracts against the Facilities Owners or Facilities Switchyard Owners in common, challenges of which the Operating Agent has Knowledge, or challenges which are not likely to result in a Material Adverse Effect.

     4.12 INTELLECTUAL PROPERTY. Seller does not own or otherwise have any right to use any patent, trade name, trademark, service mark or other intellectual property that is used in and necessary for the operation of the Facilities or the Facilities Switchyard, other than such as may be included in the Assets or is licensed to the Facilities Owners or the Facilities Switchyard

Owners or the Operating Agent or the Facilities Switchyard Operating Agent, acting on their behalf.

     4.13 TAXES. At least sixty (60) Business Days before the Closing, Seller will advise Purchaser in writing of any taxing jurisdictions in which Seller owns assets or conducts business that require a notification to a taxing authority of the transactions contemplated by this Agreement, if the failure to make such notification, or obtain Tax clearances in connection therewith, would either require Purchaser to withhold any portion of the Purchase Price or would subject Purchaser to any liability for any Taxes of Seller.

     4.14 UNDISCLOSED LIABILITIES. Except for liabilities and obligations specifically referred to in SECTION 2.4 OR 2.5, the Assets are not, to the Knowledge of Seller, subject to any liability or obligation that has arisen solely as a result of an act or omission by Seller, except for Permitted Encumbrances, acts or omissions of which the Operating Agent has Knowledge, or liabilities and obligations that are not reasonably likely to have a Material Adverse Effect.

     4.15 BROKERS. All negotiations relating to this Agreement and the transactions contemplated hereby have been carried on by Seller and in such a manner as not to give rise to any valid claim against Purchaser (by reason of Seller's actions) for a brokerage commission, finder's fee or other like payment to any Person.

                                    ARTICLE 5
                   REPRESENTATIONS AND WARRANTIES OF PURCHASER

          Except as set forth in Purchaser's Schedule of Exceptions corresponding to the Section of this Agreement to which such disclosure applies, Purchaser represents, warrants and, where specified, disclaims to Seller as follows:

     5.1 ORGANIZATION AND EXISTENCE. Purchaser is a corporation, duly organized, validly existing and in good standing under the laws of the State of Arizona, and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as is now being conducted. Purchaser has heretofore delivered to Seller complete and correct copies of its Articles of Incorporation and Bylaws as currently in effect.

     5.2 EXECUTION, DELIVERY AND ENFORCEABILITY. Purchaser has full corporate power to enter into, and carry out its obligations under, this Agreement and the Ancillary Agreements which are executed by Purchaser and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement and the Ancillary Agreements which are executed by Purchaser, and the consummation of the transactions contemplated hereby and thereby, have been duly and validly authorized by all necessary corporate action required on the part of Purchaser and no other corporate proceedings on the part of Purchaser are necessary to authorize this Agreement and the Ancillary Agreements to which it is a party or to consummate the transactions contemplated hereby and thereby. Assuming Seller's due authorization, execution and delivery of this Agreement and the Ancillary Agreements when executed by Seller, this Agreement does and the Ancillary Agreements when executed by Purchaser, will constitute the valid and legally binding obligations of Purchaser, enforceable against Purchaser in accordance with its and their terms, except as such

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
enforceability  may  be  limited  by  bankruptcy,  insolvency,   reorganization,
moratorium or other similar laws of general application relating to or affecting the enforcement of creditors' rights and by general equitable principles.

     5.3 NO VIOLATION. Subject to Purchaser obtaining the Purchaser's Required Regulatory Approvals and the Purchaser's Required Consents (including the IRS ruling described in Section 6.8(b)), and except for compliance with the requirements of the HSR Act, neither the execution and delivery of this Agreement or any of the Ancillary Agreements executed by Purchaser, nor the compliance with any provision hereof or thereof, nor the consummation of the transactions contemplated hereby or thereby will:

          (a) violate, or conflict with, or result in a breach of any provisions of the Articles of Incorporation or Bylaws of Purchaser;

          (b) result in a default (or give rise to any right of termination, cancellation or acceleration) under or conflict with any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, or agreement or other instrument or obligation to which Purchaser is a party or by which Purchaser may be bound, except for such defaults (or rights of termination or acceleration) as to which requisite waivers or consents have been, or prior to the Closing will have been, obtained or which would not, individually or in the aggregate, create a Material Adverse Effect;

          (c) violate any law, rule, regulation, order, writ, injunction, or decree, applicable to Purchaser or any of its assets, except where such violations, individually or in the aggregate, would not create a Material
Adverse Effect and will not affect the validity or enforceability of this Agreement or the Ancillary Agreements or the validity of the transactions contemplated hereby or thereby; or

          (d) require consent or approval of, filing with, or notice to any Person which, if not obtained would prevent Purchaser from performing its obligations hereunder.

     5.4 ACC. No approval or consent, directly or indirectly, of the ACC is required for Purchaser's consummation of the transactions contemplated hereby.

     5.5 COMPLIANCE WITH LAWS. Purchaser has no Knowledge that it is in material violation of any laws, orders, ordinances, rules, regulations or judgment of any Governmental Authority in existence as of execution of this Agreement with respect to the Assets, except for violations or alleged violations that will not have a Material Adverse Effect. There has been and will be no failure on Purchaser's part to comply with regulations of any Governmental Authority that will result in the transfer of the Qualified Decommissioning Fund not qualifying for the tax consequences specified in Treasury Reg. ss. 1.486A-6(c). The trust that is being established by Purchaser to receive the assets of the Qualified Decommissioning Fund ("PURCHASER'S FUND") is being established for the exclusive purpose of providing funds for the Decommissioning of the Facilities within the meaning of Treas. Reg. Section 1.468A-5(a) and, assuming the accuracy of Seller's representations and warranties in Section 4.9 and satisfaction of the condition set forth in Section 8.9, such trust will satisfy the requirements necessary for it to be treated as a "Nuclear Decommissioning Reserve Fund" within the meaning of Code Section 468A(a) and as a "nuclear decommissioning fund" and a "qualified nuclear decommissioning fund" within the meaning of Treas. Reg. Section 1.468A-1(b)(3).

     5.6  LITIGATION.  There is no claim,  action,  proceeding or  investigation pending,  or  to  Purchaser's  Knowledge,  threatened  against  or  relating  to
Purchaser  or its  Affiliates  before  any  court,  arbitrator  or  Governmental
Authority, or any judgment, decree or order of any court, arbitrator or Governmental Authority, which could, individually or in the aggregate, reasonably be expected to result, or has resulted, in (a) the institution of legal proceedings to prohibit or restrain the performance of this Agreement or any of the Ancillary Agreements, or the consummation of the transactions contemplated hereby or thereby, (b) a claim against Seller or its Affiliates for damages as a result of Purchaser entering into this Agreement or any of the Ancillary Agreements or the consummation by Purchaser of the transactions contemplated hereby or thereby, (c) a material impairment of Purchaser's ability to perform its obligations under this Agreement or any of the Ancillary Agreements or (d) a Material Adverse Effect.

     5.7 BROKERS. All negotiations relating to this Agreement and the transactions contemplated hereby have been carried on by Purchaser and in such a manner as not to give rise to any valid claim against Seller (by reason of Purchaser's actions) for a brokerage commission, finder's fee or other like payment to any Person.

     5.8 FINANCING. Purchaser has now, and at the Closing Purchaser will have, liquid capital or committed sources therefor sufficient to permit Purchaser to perform timely its obligations hereunder, under the Ancillary Agreements, and under the Collateral Agreement.

     5.9 QUALIFIED FOR PERMITS. To Purchaser's Knowledge, Purchaser is, or will be prior to the Closing, qualified to obtain any Facilities Permits necessary for the ownership and operation by Purchaser of the Assets as of the Closing in substantially the same manner as the Assets are currently operated.

     5.10 "AS IS" SALE. EXCEPT AS OTHERWISE EXPRESSLY PROVIDED HEREIN, PURCHASER UNDERSTANDS AND AGREES THAT THE ASSETS ARE BEING ACQUIRED "AS IS, WHERE IS" ON THE CLOSING DATE, AND IN THEIR CONDITION ON THE CLOSING DATE, AND THAT PURCHASER IS RELYING ON ITS OWN EXAMINATION OF THE ASSETS. WITHOUT LIMITING THE GENERALITY OF THE FOREGOING AND EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN THIS AGREEMENT, PURCHASER UNDERSTANDS AND AGREES THAT SELLER EXPRESSLY DISCLAIMS ANY REPRESENTATIONS OR WARRANTIES AS TO LIABILITIES, OPERATIONS OF THE ASSETS, TITLE, CONDITION, VALUE OR QUALITY OF THE ASSETS OR THE PROSPECTS (FINANCIAL OR OTHERWISE), RISKS AND OTHER INCIDENTS OF THE ASSETS AND ANY REPRESENTATION OR WARRANTY OF MERCHANTABILITY, USAGE, SUITABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE WITH RESPECT TO THE ASSETS OR ANY PART THEREOF, OR AS TO THE WORKMANSHIP THEREOF, OR THE ABSENCE OF ANY DEFECTS THEREIN, WHETHER LATENT OR PATENT. PURCHASER FURTHER AGREES THAT NO INFORMATION OR MATERIAL PROVIDED BY OR COMMUNICATION MADE BY SELLER OR ANY REPRESENTATIVE OF SELLER

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
WILL CAUSE OR CREATE ANY REPRESENTATION OR WARRANTY DISCLAIMED BY THE FOREGOING EXCEPT AS DISCLOSED IN THIS AGREEMENT OR IN A SCHEDULE ATTACHED HERETO.

                                    ARTICLE 6
                             COVENANTS OF EACH PARTY

     6.1 EFFORTS TO CLOSE.

          (a) COMMERCIALLY REASONABLE EFFORTS. Subject to the terms and conditions herein provided, each of the Parties hereto agrees to use its Commercially Reasonable Efforts to consummate and make effective, as soon as reasonably practicable, the transactions contemplated hereby, including the satisfaction of all conditions thereto set forth herein. Such actions shall include, without limitation, exerting their Commercially Reasonable Efforts to obtain the consents, authorizations and approvals of all private parties and any Governmental Authority whose consent is reasonably necessary to effectuate the transactions contemplated hereby, and effecting all other necessary registrations and filings, including, without limitation, filings under applicable laws, including the HSR Act and all other necessary filings with the CPUC, FERC (including applications to transfer the Facilities Switchyard), IRS, NRC and any other Governmental Authority. All appearances, presentations, briefs, and proposals made or submitted by or on behalf of either Party before any regulatory authority in connection with the approval of the transactions shall be subject to the joint approval or disapproval in advance and the joint control of Purchaser and Seller, acting with the advice of their respective counsel, it being the intent that the Parties will consult and cooperate with one another, and consider in good faith the views of one another, in connection with any such appearance, presentation, brief, and proposal; provided that in the event of a disagreement concerning any such appearance, presentation, brief, or proposal before the CPUC, the determinations of Seller shall be controlling; and provided further that nothing will prevent a Party from responding to a subpoena or other legal process as required by law or submitting factual information in response to a request therefor, and provided further that Seller, but not the Purchaser without the advance approval of Seller (unless requested by the CPUC), may engage in private meetings or in camera proceedings with members and/or representatives of the CPUC if it reasonably apprises Purchaser of the nature of such meetings or proceedings. Each Party will provide the other with copies of all written communications from Governmental Authorities relating to the approval or disapproval of the transactions contemplated by the Agreement, the Ancillary Agreements, and the Collateral Agreement.

          (b) EXPENSES. Whether or not the transactions contemplated hereby are consummated, except as otherwise provided in this Agreement, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such expenses. Notwithstanding the foregoing:

               (i) Costs associated with preliminary title reports and title policies shall be borne by Seller up to the costs that would have been incurred had the title policies been standard coverage policies of title insurance, and the remaining costs, if any, including costs for extended coverage and any endorsements shall be borne by

     Purchaser (except that any survey costs shall be borne one-half by Purchaser and one-half by Seller);

               (ii) Documentary transfer fees, if any, will be borne by Seller, and recording costs and charges respecting real property will be borne one-half by Purchaser and one-half by Seller;

               (iii) Costs associated with the preparation of the IRS ruling request or requests described in Section 6.8(b) shall be borne one-half by each Party; and

               (iv) Except as otherwise specifically set forth in Section 6.6, all fees, charges and costs of economists and other experts, if any, jointly retained by Purchaser and Seller in connection with submissions made to any Governmental Authority and advice in connection therewith respecting approval of the transactions will be borne one-half by Purchaser and one-half by Seller.

All such charges and expenses shall be promptly settled between the Parties at the Closing or upon termination or expiration of further proceedings under this Agreement, or with respect to such charges and expenses not determined as of such time, as soon thereafter as is reasonably practicable.

     6.2 UPDATING. Seller shall promptly notify Purchaser of any changes or additions to any of Seller's Schedules to this Agreement with respect to the Assets or Assumed Liabilities related thereto by the delivery of updates thereof, if any, as of a reasonably current date prior to the Closing, but in any event not later than three (3) Business Days prior thereto. No such updates made pursuant to this Section shall be deemed to cure any inaccuracy of any representation or warranty made in this Agreement as of the date hereof, unless Purchaser specifically agrees thereto in writing, nor shall any such notification be considered to constitute or give rise to a waiver by Purchaser of any condition set forth in this Agreement. Without limiting the generality of the foregoing, Seller shall notify Purchaser promptly of the occurrence of (i) any material casualty, physical damage, destruction or physical loss respecting, or any material adverse change in, the physical condition of the Facilities or the Facilities Switchyard, subject to ordinary wear and tear and to routine maintenance, reasonably likely to result in a Material Adverse Effect, and (ii) any other material event likely to impair Seller's ability to perform, if, in the cases of clauses (i) and (ii), the occurrence is one of which Seller has Knowledge and of which the Operating Agent does not have Knowledge.

     6.3 CONDUCT PENDING CLOSING. Prior to consummation of the transactions contemplated hereby or the termination or expiration of this Agreement pursuant to its terms, and except to the extent approved by the other Facilities Owners or Facilities Switchyard Owners, as the case may be, Seller shall, in its capacity as a Facilities Owner and/or a Facilities Switchyard Owner, as the case may be, exercise its rights and discharge its obligations under the Facilities Co-Tenancy Agreement and/or the Facilities Switchyard Agreement in a manner which allows the Operating Agent or the Facilities Switchyard Operating Agent, as the case may be, to:

          (a) Operate and maintain the Assets materially in accordance with the usual and ordinary course, consistent with practices followed prior to the execution of this Agreement;

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
          (b) Except as required by their terms, or except to the extent agreed to unanimously by the Facilities Owners or Facilities Switchyard Owners, as the case may be, not amend, terminate, renew, or renegotiate any existing Facilities Contract or enter into any new Facilities Contract, except in the ordinary course of business and consistent with practices of the recent past, or default (or take or omit to take any action that with or without the giving of notice or passage of time, would constitute a default) under any of their obligations under any such contracts;

          (c) Not: (i) sell, lease, transfer or dispose of, or make any contract for the sale lease, transfer or disposition of, any assets or properties which would be included in the Assets, other than sales in the ordinary course of business which would not individually, or in the aggregate, have a Material Adverse Effect upon the operations or value of the Facilities or the Facilities Switchyard; (ii) incur, assume, guaranty, or otherwise become liable in respect of any indebtedness for money borrowed which would result in Purchaser assuming such liability hereunder after the Closing; (iii) delay the payment and discharge of any liability which, upon Closing, would be an Assumed Liability, because of the transactions contemplated hereby; or (iv) encumber or voluntarily subject to any lien any Asset, except for Permitted Encumbrances;

          (d) Maintain in force and effect the material property and liability insurance policies related to the Facilities or the Facilities Switchyard and the Assets;

          (e)  Not  take  any  action   which   would   cause  any  of  Seller's
representations and warranties set forth in ARTICLE 4 to be materially false as of the Closing;

          (f) Not take any action or exercise any voting right with respect to the Facilities or the Facilities Switchyard, including voting rights under the Facilities Contracts, other than in good faith; subject to the foregoing, with respect to any matter which requires a vote of the Facilities Owners or the Facilities Switchyard Owners, as the case may be, Seller shall, if reasonably practicable, consult with Purchaser prior to such vote and take the Purchaser's views into account in good faith; and

          (g) Provide effluent or services relating to effluent to Purchaser's power plant development known as Redhawk consistent with the terms contained in the draft proposal of the Operating Agent, forwarded to Seller on April 26, 2000 or on terms no less favorable to the Facilities Owners;

provided, that nothing in this Section shall (i) preclude Seller from paying, prepaying or otherwise satisfying any liability which, if outstanding as of the Closing Date, would be an Assumed Liability or an Excluded Liability, or (ii) preclude Seller from incurring any liabilities or obligations to any third party in connection with obtaining such Party's consent to any transaction contemplated by this Agreement or the Ancillary Agreements.

     6.4 CONSENTS AND APPROVALS.

          (a) Subject to Section 6.1(a), as promptly as practicable after the date of this Agreement, Seller and Purchaser shall each file or cause to be filed with the Federal Trade Commission and the Department of Justice all notifications required to be filed under the HSR

Act and the rules and regulations promulgated thereunder with respect to the transactions contemplated hereby. The Parties shall consult with each other as to the appropriate time of filing such notifications and shall agree upon the timing of such filings, respond promptly to any requests for additional information made by either of such agencies, and cause the waiting periods under the HSR Act to terminate or expire at the earliest possible date after the date of filing. Purchaser and Seller shall be equally responsible for the cost of all filing fees under the HSR Act and each Party will bear its own costs for the preparation of any such filing.

          (b) Subject to Section 6.1(a), (i) Seller shall seek, as part of the CPUC authorization, a determination by the CPUC that allowing the Assets to be an eligible facility under Section 32 of the Public Utility Holding Company Act of 1935, as amended, (A) will benefit consumers, (B) is in the public interest, and (C) does not violate state law; and (ii) as promptly as practicable after the date of this Agreement, Purchaser shall file with FERC any other applications required under the Federal Power Act, for the purchase and sale contemplated hereby, which filing(s) may be made individually by Purchaser or jointly with Seller, as reasonably determined by the Parties. Purchaser shall be solely responsible for the cost of preparing and filing any FERC application(s), any petition(s) for rehearing, or any reapplication(s).

          (c) Subject to Section 6.1(a), as promptly as practicable after the date of this Agreement, Purchaser and Seller shall jointly submit the applications to the NRC requesting the NRC Approvals, and the Parties shall respond promptly to any requests for additional information made by the NRC, cooperate in connection with any presentation or proceeding associated with such NRC application and use their respective Commercially Reasonable Efforts to cause the NRC Approvals to be obtained at the earliest possible date after the date of filing. The Parties shall consult with each other as to the appropriate time of filing such applications and shall agree upon the timing of such applications. Each Party will bear its own costs of the preparation of any such filing, and Purchaser and Seller will share equally the cost of all filing fees with respect to any NRC filings required to consummate the transactions contemplated hereby.

          (d) Subject to Section 6.1(a), Purchaser shall have the primary responsibility for securing the transfer, reissuance or procurement of the Facilities Permits effective as of the Closing Date. Seller shall use Commercially Reasonable Efforts to cooperate with Purchaser's efforts in this regard and assist in any transfer or reissuance of Facilities Permits held by Seller or the procurement of any other Facilities Permits when so requested by Purchaser.

          (e) Within fifteen (15) days after the receipt of any Purchaser's or Seller's Required Regulatory Approval, the Party receiving such approval (the "RECEIVING PARTY") shall notify the other Party in writing if the approval contains any condition that the Receiving Party determines could reasonably be expected to have a Material Adverse Effect on the Receiving Party or, in the case of Purchaser, on the Assets; provided, however, that if the Receiving Party does not provide such notice to the other Party within the fifteen (15)-day period specified in this sentence, the Receiving Party shall be deemed to have accepted such Required Regulatory Approval, including any condition contained therein, and the condition to Closing set forth in Section 8.4 or Section 9.4, as applicable to such Party with respect to such Required Regulatory Approval, shall be deemed satisfied. Within fifteen (15) days after receipt of any notice specified in the previous sentence, Seller and Purchaser shall meet to consider what Commercially Reasonable Efforts the Receiving Party intends to take in order to obtain the Required Regulatory Approval or to eliminate the materially adverse conditions. After the Receiving Party has completed such agreed upon Commercially Reasonable Efforts with respect to the materially adverse condition contained in such Required Regulatory Approval, within fifteen (15) days of such completion, the Receiving Party shall notify the other Party if the materially adverse condition has been eliminated or remains in effect, and whether the Receiving Party either will accept such materially adverse condition by a waiver of the applicable Closing condition in Section 8.4 or 9.4 with respect to such materially adverse condition or deem that the applicable Closing condition in
Section 8.4 or 9.4 cannot be satisfied due to the materially adverse condition in such Required Regulatory Approval.

     6.5 INTENTIONALLY OMITTED.

     6.6 TAX MATTERS.

          (a) All Transfer Taxes incurred in connection with this Agreement and the transactions contemplated hereby shall be borne one-half by Seller and one-half by Purchaser. Seller will file, to the extent required by applicable law, all necessary Tax Returns and other documentation with respect to all such Transfer Taxes, and Purchaser will be entitled to review such returns in advance and, if required by applicable law, will join in the execution of any such Tax Returns or other documentation. Not less than five (5) Business Days prior to the due date of such Tax Returns, Purchaser shall pay the Seller one-half of the amount shown as due on such Tax Returns, as determined in accordance with this Agreement and shall, to the extent required by Law, join in the execution of any such Tax Return. Prior to the Closing Date, Purchaser will provide to Seller, to the extent possible, an appropriate exemption certificate in connection with this Agreement and the transactions contemplated hereby, with respect to each applicable taxing authority.

          (b) With  respect to Taxes to be prorated in  accordance  with Section
3.6 of this Agreement (except for pro-rated Property Taxes addressed in Section 6.6(c) below required to be paid by Seller), and with respect to duplicative Property Taxes referred to in the proviso to Section 3.6(a)(ii), Purchaser shall prepare and timely file all Tax Returns required to be filed after the Closing with respect to the Assets, if any, and shall duly and timely pay all such Taxes shown to be due on such Tax Returns. Purchaser's preparation of any such Tax Returns shall be subject to Seller's approval, which approval shall not be unreasonably withheld or delayed. Purchaser shall make such Tax Returns available for Seller's review and approval (which approval shall not be unreasonably withheld or delayed) no later than fifteen (15) Business Days prior to the due date for filing such Tax Returns, it being understood that Seller's failure to approve any such Tax Returns shall not limit Purchaser's obligation to timely file such Tax Returns and duly and timely pay all Taxes shown to be due thereon. Not less than five (5) Business Days prior to the due date of any such Tax Return, Seller shall pay to Purchaser the amount shown as due on such Tax Returns as determined in accordance with Section 3.6 of this Agreement and shall, to the extent required by law, join in the execution of any such Tax Returns.

          (c) With respect to pro-rated Property Taxes other than duplicative Property Taxes referred to in the proviso to Section 3.6(a)(ii), Seller's preparation of any such Tax Return relating to a lien for Property Taxes on or related to the Assets that will arise after the Closing Date shall be subject to Purchaser's approval, which approval shall not be unreasonably withheld or delayed. Seller shall make such Tax Returns available for Purchaser's review and approval no later than fifteen (15) Business Days prior to the due date for filing such Tax Return, it being understood that the Purchaser's failure to approve any such Tax Return shall not limit Seller's obligation to timely file such Tax Returns. In preparing and reviewing such Tax Returns or in the event that the Assets or any portion of the Assets are the basis for more than one Property Tax lien against either the Assets or either or both Parties, the Parties shall cooperate and act in good faith to resolve any disagreement related to such Tax Returns as between the Parties or as between either Party and any Governmental Authority.

          (d) Purchaser and Seller shall provide the other Party with such assistance as may reasonably be requested by the other Party in connection with the preparation of any Tax Return, any audit or other examination by any taxing authority, or any judicial or administrative proceedings relating to liability for Taxes, and each will retain and provide the requesting Party with any records or information which may be relevant to such return, audit or examination, proceedings or determination. Any information obtained pursuant to this Section 6.6 or pursuant to any other Section hereof providing for the sharing of information or review of any Tax Return or other schedule relating to Taxes shall be kept confidential by the Parties hereto in accordance with
Section 6.10.

          (e) In the event that a dispute arises between Seller and Purchaser as to the amount of Taxes, the Parties shall attempt in good faith to resolve such dispute, and any amount so agreed upon shall be paid to the appropriate Party. If such dispute is not resolved within thirty (30) days thereafter, the Parties shall submit the dispute to the Independent Accounting Firm for resolution, which resolution shall be final, conclusive and binding on the Parties. Notwithstanding anything in this Agreement to the contrary, the fees and expenses of the Independent Accounting Firm in resolving the dispute shall be borne equally by Seller and Purchaser. Any payment required to be made as a result of the resolution of the dispute by the Independent Accounting Firm shall be made within ten (10) days after such resolution, together with any interest determined by the Independent Accounting Firm to be appropriate.

          (f) Seller hereby certifies that all Transfer Tax liabilities of Seller accruing before the Closing Date have been or will be fully satisfied or provided for. In the event the Purchaser is assessed any Transfer Tax with respect to the Assets for any period prior to the Closing Date, the Purchaser shall notify the Seller promptly and shall provide the Seller with a validly executed power of attorney authorizing the Seller to act in the Purchaser's stead with regard to the assessment. Whether Seller determines to contest any such assessment in whole or in part, Seller shall indemnify and hold harmless the Purchaser in connection with any assessment of Tax described in this section, whether or not contested hereunder, to the extent such Tax is determined to be due and owing, together with interest and penalties as well as any expenses incurred (including legal fees that may be incurred by the Purchaser) in participating in any action related to such assessment. If the laws of the State or the local taxing authority require payment of assessed Taxes as a condition to contesting or further contesting their applicability, the Seller shall make such payments together with interest and penalties. The

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
Purchaser agrees to cooperate fully in initiating and pursuing any action directed by the Seller for recovery of such payments and shall refund any amounts received (including interest and penalties) within three (3) days of receipt by the Purchaser. Any action to contest Tax assessments hereunder or to recover Taxes paid hereunder by the Seller on behalf of the Purchaser shall be under the control of the Seller and at the Seller's sole cost and expense.

          (g) Notwithstanding any other provision hereof, Purchaser covenants and agrees that, after the Closing Date, Purchaser will, to the extent practicable, and at Seller's expense (i) provide or cause to be provided written notice to Seller sixty (60) days in advance of taking any of the actions specified on a Schedule to be provided by Seller to Purchaser within one hundred twenty (120) days of the Effective Date, which Schedule shall be reasonably acceptable to Purchaser, listing actions or modifications to the Assets which in Seller's reasonable opinion could result in a loss of the exclusion of interest on the Pollution Control Bonds from gross income for federal income tax purposes under Code Section 103, and (ii) take any reasonable actions which it has authority to take that are reasonably requested by Seller in writing for the purpose of maintaining such exclusion (including without limitation, inserting notification requirements in operating manuals and posting notices within the Facilities). Notwithstanding anything in this Agreement to the contrary, (i) Purchaser will have no liability whatsoever in excess of $250,000 to Seller or any other Person if Purchaser fails to comply with the covenants in the preceding sentence and (ii) Purchaser shall not be required to take, or refrain from taking, any action inconsistent with Purchaser's rights or obligations under any of the Facilities Contracts. Purchaser further covenants and agrees that, in the event that Purchaser transfers any of the Assets, Purchaser, shall obtain from its transferee a covenant and agreement that is analogous to Purchaser's covenants and agreements in this Section 6.6(g) pursuant to the first sentence of this Section 6.6(g), as well as a covenant and agreement that is analogous to that of this sentence. This covenant shall survive Closing and shall continue in effect so long as such Pollution Control Bonds remain outstanding. Seller agrees to promptly notify Purchaser at such time as no Pollution Control Bonds remain outstanding. Seller will reimburse Purchaser for any expenses incurred by Purchaser in connection with Purchaser's compliance with this Section 6.6(g). The term "POLLUTION CONTROL BONDS" means the pollution control bonds specified on Schedule 6.6(g)(ii), and any refundings thereof, issued or to be issued on behalf of Seller in connection with the Assets.

     6.7 RISK OF LOSS.

          (a) Between the date hereof and the Closing Date, all risk of loss or damage to the property included in the Assets shall be borne by Seller.

          (b) If, before the Closing Date, all or any portion of the Facilities or the Facilities Switchyard become subject to or is threatened with any condemnation or eminent domain proceeding Seller shall notify Purchaser promptly in writing of such fact. If such taking would create a Material Adverse Effect, then Purchaser may, at its option, (i) receive from Seller an assignment of any claim, settlement, or proceeds thereof and proceed with the transactions contemplated by this Agreement, or (ii) terminate this Agreement pursuant to
Section 10.1.

          (c) If, before the Closing Date all or any portion of the Facilities or the Facilities Switchyard are damaged or destroyed (whether by fire, theft, vandalism or other casualty) in whole or in part prior to the Closing, and Seller's share of the fair market value of such damage or destruction or the cost of repair of the Facilities or the Facilities Switchyard that were damaged, lost or destroyed is less than fifteen percent (15%) of the aggregate Purchase Price, Seller shall, at its option, either (i) reduce the Purchase Price by the lesser of the Seller's share of the fair market value of the Facilities or the Facilities Switchyard damaged or destroyed (such value to be determined as of the date immediately prior to such damage or destruction), or the Seller's share of the estimated cost to repair or restore the same (any disagreement with respect thereto being resolved in accordance with Section 11.9), (ii) upon the Closing, transfer the proceeds or the rights to the proceeds of applicable insurance to Purchaser, or (iii) bear the Seller's share of the costs of repairing or restoring such damaged or destroyed portions of the Facilities or the Facilities Switchyard and, at Seller's election, delay the Closing and any right to terminate this Agreement for a reasonable time necessary to accomplish the same. If any part of the Facilities or the Facilities Switchyard is damaged or destroyed (whether by fire, theft, vandalism or other casualty) in whole or in part prior to the Closing and the lesser of the Seller's share of the fair market value of the Facilities or the Facilities Switchyard damaged or destroyed or the Seller's share of the cost of repair is greater than fifteen percent (15%) of the aggregate Purchase Price, then Purchaser may elect either to (x) require Seller upon the Closing to transfer the rights to Seller's share of proceeds (or the right to the proceeds) of applicable insurance to Purchaser and proceed with the transactions contemplated by this Agreement, or (y) terminate this Agreement.

     6.8 DECOMMISSIONING FUND.

          (a) Between the date hereof and the Closing Date, Seller shall make any additional cash deposits to the Qualified Decommissioning Fund or the Non-Qualified Decommissioning Fund in accordance with the ratemaking decisions of the CPUC, but Seller shall not withdraw any funds (except for expenses described in Code Section 468A(e)(4)(b)) from the Qualified Decommissioning Fund or the Non-Qualified Decommissioning Fund.

          (b) Subject to Section 6.1(a), as promptly as practicable after the date of this Agreement, Purchaser and Seller shall jointly submit a ruling request to the IRS as described in Schedule 6.8(b). All proceedings in connection with such ruling request shall be subject to Section 6.1(a), and without limiting the generality of the foregoing, all appearances, presentations, briefs, and proposals made or submitted by or on behalf of either Party before the IRS in connection with such ruling request and ruling shall be subject to the joint approval or disapproval in advance and the joint control of Purchaser and Seller, it being the intent that the parties will consult and cooperate with one another, and consider in good faith the views of one another, in connection with any such appearance, presentation, brief, and proposal. Subject to Section 6.1(a), the Parties shall respond reasonably promptly to any requests for additional information made by the IRS and use their respective Commercially Reasonable Efforts to cause the IRS to issue the ruling request at the earliest possible date after the date of request. Each Party will bear its own costs in connection with the ruling request, except that Purchaser and Seller will share equally the cost of all joint attorney, expert and IRS fees and costs with respect thereto.

     6.9 COOPERATION RELATING TO INSURANCE. Until the Closing, Seller will not take any action that will decrease the level of insurance coverage for the Facilities, the Facilities Switchyard or the Site as in effect on the date hereof, including, without limitation,

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
property damage and liability insurance, unless agreed by the other Facilities Owners or Facilities Switchyard Owners, as the case may be. In addition, Seller agrees to use Commercially Reasonable Efforts to assist Purchaser in making any claims against pre-Closing insurance policies of Seller that may provide coverage related to Assumed Liabilities. Purchaser agrees that it will indemnify Seller for its reasonable out-of-pocket expenses incurred in providing such assistance and cooperation. On and after the Closing, Seller authorizes the Operating Agent to take any actions necessary to remove Seller from any Facilities Insurance Policies and Seller agrees to waive its rights with respect to such insurance coverage from and after the Closing. If requested by Seller, Purchaser agrees to exercise Commercially Reasonable Efforts to assist Seller, at Seller's cost, in obtaining so-called "tail" coverage in respect of claims brought after the Closing for events occurring prior to the Closing, including, if appropriate, listing Seller as an additional insured or named insured in policies of Purchaser and/or the Facilities Owners.

     6.10 CONFIDENTIALITY.

          (a) GENERAL. Each Party (and its officers, employees, counsel, representatives and agents) will, using the same degree of care as that Party takes to preserve and safeguard its own confidential information, maintain in confidence and not disclose to third Persons, any Confidential Information received from the other Party (or its officers, employees, counsel, representatives and agents) in connection with the transactions contemplated by this Agreement. Each Party may disclose Confidential Information received from the other Party if and to the extent required by law, court order, subpoena or other lawful order of a Governmental Authority with jurisdiction, or with the prior written consent of the other Party. If this Agreement is terminated pursuant to Article 10 "Termination," each Party will return promptly, if so requested by the other Party, any Confidential Information provided to it and will use Commercially Reasonable Efforts to return any copies thereof that may have been provided to others in accordance with this Section 6.10 "Confidentiality." To the extent practicable, the Parties further agree, subject to Section 6.13, to not issue any public announcement, statement, press release or other public disclosure with respect to this Agreement or the transactions contemplated hereby without the prior written consent of the other Party, which consent will not be unreasonably withheld. To the extent the provisions of this
Section 6.10(a) conflict with the Confidentiality Agreement, this Section shall supersede the applicable provision of the Confidentiality Agreement.

          (b) REGULATORY AGENCIES. Subject to Section 6.1(a), upon the other Party's prior written approval (which, except as provided below, will not be unreasonably withheld), either Party may provide Confidential Information to the CPUC, NRC, FERC or any other Governmental Authority with jurisdiction as necessary to obtain Seller's Required Regulatory Approvals or Purchaser's
Required Regulatory Approvals or approval under the HSR Act. The disclosing Party will seek confidential treatment for the Confidential Information provided to any Governmental Authority and the disclosing Party will notify the other Party as far in advance as is practicable of its intention to release to any Governmental Authority any Confidential Information.

          (c) SURVIVAL. The obligations of the Parties in this Section 6.10 "Confidentiality" will survive the termination of this Agreement, the discharge of all other

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
obligations owed by the Parties to each other, any transfer of title to the Assets and the Closing of the transactions contemplated in this Agreement.

     6.11 ADEQUATE ASSURANCE. Within thirty (30) days following Seller's Section 851 filing with the CPUC relating to this Agreement and Collateral Agreement, Seller will have received (if not already received): adequate assurance from the Operating Agent that, with respect to the Facilities, the Operating Agent will cooperate with Seller (at Seller's cost) to provide Seller or Seller's authorized agents with timely access to due diligence information concerning and access to the Facilities (subject to a customary site access agreement) in good faith in accordance with its obligations under the Facilities Contracts. Such adequate assurance shall not obligate the Operating Agent to exceed its rights and obligations under the Facilities Contracts and in the event the Operating Agent believes, in good faith that it is unable to provide such information or access, such determination shall be binding on the Seller for purposes of this Agreement, unless the Facilities Owners shall determine otherwise in accordance with the provisions of the Co-Tenancy Agreement, provided that nothing herein shall be deemed or construed to limit Seller's rights of access or information under the Co-Tenancy Agreement or the other Facilities Contracts or to which it may otherwise be entitled as a tenant-in-common with respect to the Assets.

     6.12 TITLE TO REAL PROPERTY AND LEASED PROPERTY. As soon as reasonably possible after the Effective Date, Seller and Purchaser shall work cooperatively with the Operating Agent to cause Title Insurer to deliver a current preliminary title report on the real property and leased property included in the Assets, accompanied by legible copies of all documents referred to in the exception portion of such report, to Purchaser (the "PRELIMINARY TITLE REPORT"). Purchaser shall have not more than thirty (30) days from the delivery date of the Preliminary Title Report in which to review and to give Seller and Title Insurer written notice of any title exception which is unacceptable to Purchaser, and, in the event any amendment is issued to the Preliminary Title Report, Purchaser shall have not more than thirty (30) days from the delivery of an amendment to deliver a written objection to any title exception appearing for the first time in such amendment. If Purchaser is dissatisfied with any exception to title as shown in the Preliminary Title Report, then, Seller shall have until the Closing to eliminate any disapproved exceptions from the Preliminary Title Report, or obtain title insurance endorsements against such exceptions. If Seller cannot remove such exceptions or obtain title insurance endorsements before the Closing, then Purchaser may either cancel this Agreement, or Purchaser may waive such objections and the transaction shall close as scheduled, provided that if Purchaser disapproves any title exception that would otherwise qualify as a Permitted Encumbrance under Section 1.1.79 but for Purchaser's position that such title exception constitutes or will constitute a Material Adverse Effect, then Seller shall have the right to terminate this Agreement (and the Collateral Agreement) on fifteen (15) Business Days' notice given within thirty (30) days following Purchaser's disapproval of such title exception. Notwithstanding any other provision hereof, the following exceptions shall be deemed accepted by Purchaser and need not be removed or endorsed over: (a) Permitted Encumbrances; and (b) exceptions not objected to in writing by Purchaser during the time periods set forth above.

     6.13 THIRD PARTY OFFERS.

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
          (a) Within forty-five (45) days (or more, up to ninety (90) days in the aggregate, as determined by Seller) before or after Seller's Section 851 filing with the CPUC relating to this Agreement and the Collateral Agreement (the "INITIAL PERIOD"), Seller may solicit or invite Superior Offers or written indications of interest from Qualified Offerors by such means as Seller deems appropriate, including issuing press releases, public announcements, mailings of relevant portions of such Section 851 filing to prospective Qualified Offerors, invitation letters, and similar means. Upon the expiration of the Initial Period, Seller will cease all active solicitations of third parties with respect to any actual or potential Superior Offers. Within five (5) days following the close of the Initial Period, Seller will provide Purchaser with copies of any Superior Offers or indications of interest for Superior Offers received by Seller during the Initial Period, and Seller shall designate one such offer or indication of interest as its Initial Period offer for purposes of Purchaser's rights in the following sentence (the "INITIAL PERIOD OFFER"). Thereafter, until fifteen (15) days after the close of the Initial Period (the "SECOND PERIOD"), Purchaser shall have the right to eliminate further consideration of any Superior Offers or indications of interest for a Superior Offer by providing Seller written notification that Purchaser will match the Initial Period Offer (net of the Termination Fee and the Incremental Costs) by providing written notice thereof to Seller during the Second Period. Purchaser and Seller shall then enter into amendments to the Collateral Agreement or this Agreement and the Collateral Agreement, as the case may be, that would result in the Collateral Agreement or this Agreement and the Collateral Agreement, as the case may be, having a cash Purchase Price, after application of cash adjustments and cash reimbursements, equal to the Initial Period Offer cash purchase price, after application of cash adjustments and cash reimbursements specified therein, and less the Termination Fee and the Incremental Costs.

          (b) If, by the end of the Second Period, the Purchaser has not indicated to Seller its intent to match the Initial Period Offer in the manner described in Section 6.13(a), Seller may engage in further negotiations and discussions regarding remaining Superior Offers or indications of interest therefor received during the Initial Period for a period of up to 75 days (or more, up to 120 days in the aggregate, as determined by Seller) following the end of the Second Period (the "ACCEPTANCE PERIOD"). During the Acceptance Period, the Seller may provide information to the Qualified Offerors, engage in substantive discussions and negotiations with the Qualified Offerors or conduct one or more auctions among the Qualified Offerors. In the event that Seller elects to enter into a binding agreement with a Qualified Offeror with respect to a Superior Offer (a "THIRD PARTY AGREEMENT"), Seller must provide, no later than ten (10) days following the Acceptance Period and prior to entering into the Third Party Agreement (or after entering into the Third Party Agreement but subject to the terms of this Section 6.13), written notice thereof, which notice shall include all the terms and conditions of the Third Party Agreement. The Parties will then have the following rights:

               (i)  Within  thirty  (30)  days  following   Seller's  notice  to
     Purchaser of Seller's intent to enter or entry into the Third Party Agreement, the Purchaser may notify Seller that Purchaser agrees to amend the Collateral Agreement (and, to the extent applicable, this Agreement) to conform its terms, conditions and price to those of the Third Party Agreement (net of the Termination Fee). Such notice by Purchaser shall be accompanied by such amendments proposed by Purchaser. Such amendments shall be deemed adopted, unless Seller notifies Purchaser in writing of its specific objections thereto within ten (10) Business Days of its receipt of Purchaser's notice, in which case

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
     the Parties shall exercise Commercially Reasonable Efforts to resolve such disagreements as quickly as reasonably practicable and to execute appropriate amendments in good faith within twenty (20) Business Days following Purchaser's original notice under this clause (i), it being understood that any disagreement between the Parties shall be subject to arbitration in accordance with the provisions hereof. Upon execution of such amendments, the Third Party Agreement shall be of no further force and effect (except as a standby commitment should the Closing not occur under the Collateral Agreement as amended);

               (ii) If the Third Party Agreement relates to the assets and liabilities subject to this Agreement and the Collateral Agreement and the Purchaser does not elect to amend the Collateral Agreement and this Agreement within thirty (30) days following Purchaser's receipt of Seller's notice, the Collateral Agreement and this Agreement will automatically terminate and the Seller shall, within five (5) Business Days, pay the Purchaser a termination fee equal to two and one-half percent (2.5%) of the Initial Purchase Price for the transactions contemplated by the Collateral Agreement and this Agreement, it being agreed that Purchaser will be entitled to a termination fee under the Collateral Agreement only if APS does not purchase the "Facilities" (as defined in the Collateral Agreement) (the appropriate amount paid under this SECTION 6.13(b)(ii) and the last sentence of SECTION 6.13(b)(iii) is referred to herein as the "TERMINATION FEE"); and

               (iii) If the Third Party Agreement relates only to the assets and liabilities subject to the Collateral Agreement and Purchaser does not elect to amend the Collateral Agreement within thirty (30) days following Purchaser's receipt of Seller's notice, the Purchaser will be required (A) to consummate the transaction contemplated by this Agreement, subject to Seller's condition that there be a closing on the assets and liabilities subject to the Collateral Agreement pursuant to the Third Party Agreement or pursuant to the exercise of a right of first refusal under the "Facilities Co-Tenancy Agreement" (as defined in the Collateral Agreement) (each, a "Four Corners Closing") and (B) to remain committed as a standby purchaser under the Collateral Agreement, according to its original terms, if a closing under the Third Party Agreement does not occur, subject to (I) an extension of the closing date under the Collateral Agreement as is reasonably required to secure required consents and approvals, but in no event for more than sixty (60) days and (II) Purchaser's condition that the Closing occurs hereunder, with the Closing Date hereunder being extended to the extent that the Closing Date under the Collateral Agreement is extended. If the closing fails to occur under the Collateral Agreement (including on a standby basis), Seller shall, within five (5) Business Days of the earlier of the date of (A) a Four Corners Closing or (B) Purchaser's no longer being bound under the foregoing standby commitment (for other than Purchaser's default or breach), pay the Purchaser a termination fee equal to two and one-half percent (2.5%) of the Initial Purchase Price for the transactions contemplated by the Collateral Agreement.

          (c) Notwithstanding anything in this Section 6.13 to the contrary, Seller will not disclose to any third party Confidential Information provided by Purchaser in violation of Section 6.10 or the Confidentiality Agreement.

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
          (d) The Parties agree that the validity and enforceability of Purchaser's rights under this Section 6.13 shall be subject to the CPUC's approval of this Agreement or of Purchaser's rights under this Section 6.13.

     6.14 POST CLOSING - ADDITIONAL OFFERS. Subject to CPUC's approval of this Section (which shall be deemed to have been obtained if the CPUC approves this Agreement without disapproving this Section), in the event that (a) this Agreement is terminated for any reason other than Seller's termination pursuant to Section 10.1(a) hereof or pursuant to Section 10.1(g) hereof for failure of Seller's conditions specified in Sections 9.1, 9.4 (as to Purchaser's Required Regulatory Approvals), 9.5, 9.6, 9.7, 9.8 or 9.11, (b) Seller within one year of such termination enters into an agreement for the sale of substantially all of the Facilities or for a portfolio of assets that includes all or a portion of Seller's interest in the Facilities with a third party, or such third party's Affiliate, from whom Seller, before such termination, received (i) a Superior Offer or indication of interest in making a Superior Offer subsequent to Seller's Section 851 filing; or (ii) any offer or indication of interest within ninety (90) days prior to Seller's Section 851 filing, and (c) such agreement is not entered into through an auction process, then and in such event, Purchaser shall have a thirty-day right of first refusal to match the third party offer (and, in the event Seller receives a bona fide third party offer for a portfolio of assets that includes all or a portion of Seller's interest in the Facilities, Purchaser shall have the option to match the portion of the offer that relates to Seller's interest in the Facilities (and the Facilities Switchyard.

     6.15 POST CLOSING - FURTHER ASSURANCES. At any time or from time to time after the Closing, each Party will, upon the reasonable request of the other Party, execute and deliver any further instruments or documents, and exercise Commercially Reasonable Efforts to take such further actions as may reasonably be required to fulfill and implement the terms of this Agreement or realize the benefits intended to be afforded hereby. After the Closing, and upon prior reasonable request, each Party shall exercise Commercially Reasonable Efforts to cooperate with the other, at the requesting Party's expense (but including only out-of-pocket expenses to third parties and not the costs incurred by any Party for the wages or other benefits paid to its officers, directors or employees), in furnishing non-privileged records, information, testimony and other assistance in connection with any inquiries, actions, audits, proceedings or disputes involving either of the Parties hereto (other than in connection with disputes between the Parties hereto) and based upon contracts, arrangements or acts of Seller, Purchaser, the other Facilities Owners or the Operating Agent on behalf of one or more of the Facilities Owners or the other Facilities Switchyard Owners or the Facilities Switchyard Operating Agent on behalf of the one or more of the Facilities Switchyard Owners which were in effect or occurred on, prior to, or after Closing and which relate to the Assets, including, without limitation, arranging discussions with (and calling as a witness) officers, directors, employees, agents, and representatives of Purchaser or the Seller.

     6.16 POST CLOSING - INFORMATION AND RECORDS.

          (a) Books and Records.

               (i) For a period of seven (7) years after the Closing (or, if requested in writing by Seller within seven (7) years after the Closing, until the closing of the examination of Seller's federal income Tax Returns for all periods prior to and including the Closing, if later), Purchaser will not dispose of any books, records, documents or information reasonably relating to any of the Assets delivered to it by Seller without first giving notice to Seller thereof and permitting Seller to retain or copy such books and records as it may select. During such period, Purchaser will permit Seller to examine and make copies, at Seller's expense, of such books, records, documents and information for any reasonable purpose, including any litigation now pending or hereafter commenced against Seller, or the preparation of income or other Tax Returns.

               (ii) During such seven (7) year time period, Purchaser will provide to Seller, at Seller's expense, copies of such books, records, documents and information reasonably relating to any of the Assets delivered to it by Seller for any reasonable purpose, including any litigation now pending or hereafter commenced against Seller by any person (including Purchaser). Seller will provide reasonable notice to Purchaser of its need to access such books, records, documents or other information.

               (iii) If privileged and/or attorney work product documents or information, including, communications between Seller and its counsel, are disclosed to Purchaser in the books, records, documents or other information delivered by Seller, Purchaser agrees (1) such disclosure is inadvertent, (2) such disclosure will not constitute a waiver, in whole or in part, of any privilege or work product, (3) such information will constitute Confidential Information, and (4) it will promptly return to Seller all copies of such books, records, documents or other information in the possession of Purchaser.

     6.17 RELEASE. Except for the Excluded Liabilities and to the extent of Seller's obligations hereunder or under any Ancillary Agreement, including without limitation under Article 7 (including without limitation Seller's obligations under Article 7 as the result of the breach of any provision hereof), Purchaser on behalf of itself and each of its parent, subsidiary and sister entities (excluding APS), and each successor or assign thereof, hereby waives its right to recover from Seller or from any Affiliate of Seller or any Person acting on behalf of Seller or any such Affiliate, and forever releases and discharges Seller, and any such Affiliate and any such other Person, from any and all damages, claims, losses, liabilities, penalties, fines, liens, judgments, costs, or expenses whatsoever (including, without limitation, attorneys' fees and costs), whether direct or indirect, known or unknown, foreseen or unforeseen, that may arise on account of or in any way be connected with the Assumed Liabilities. In this regard, Purchaser, on behalf of itself and each of its parent, subsidiary and sister entities (excluding APS), and each successor or assign thereof, expressly waives any and all rights and benefits that it now has, or in the future may have conferred upon it by virtue of any statute or common law principle which provides that a general release does not extend to claims which a party does not know or suspect to exist in its favor at the time of executing the release, if knowledge of such claims would have materially affected such party's settlement with the obligor. Purchaser, on behalf  of  itself  and  each of its  parent,  subsidiary  and  sister  entities
(excluding APS), and each successor or assign thereof, hereby further acknowledges that it is aware that factual matters now unknown to it may have given or may hereafter give rise to claims, losses and liabilities that are presently unknown, unanticipated and unsuspected, that the release contained herein has been negotiated and agreed upon in light of such awareness, and that it nevertheless hereby intends to be bound to the release set forth above.

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
     6.18 INTERCONNECTION AGREEMENT. The Parties agree that from and after the Effective Date, until this Agreement is terminated, they will work cooperatively together and exercise Commercially Reasonable Efforts to bring about the execution of the Interconnection Agreement to be effective upon the Closing, it being understood that, subject to the foregoing, nothing herein shall require either Party or any other Person to execute any Interconnection Agreement with which it disagrees. In the event that the Interconnection Agreement is not effective upon the Closing, and the Parties nevertheless close the transactions contemplated by this Agreement in accordance with Section 9.10 hereof, (a) the Parties will continue to work cooperatively together and exercise Commercially Reasonable Efforts to bring about the execution of the Interconnection Agreement to be effective as soon as possible following the Closing, it being understood that, subject to the foregoing, nothing herein shall require either Party or any other Person to execute any Interconnection Agreement with which it disagrees,
(b) pending the execution of the Interconnection Agreement, Seller will not take any action or exercise any voting right with respect to the Facilities Switchyard without consulting with Purchaser prior to such vote and taking the Purchaser's views into account in good faith, (c) subject to Seller's rights and obligations under the Facilities Switchyard Agreement, pending execution of the Interconnection Agreement, Seller will permit Purchaser to use the Facilities Switchyard to the full extent of Seller's rights thereto and Purchaser shall not be obligated to pay Seller any transmission tariff ,unless required by Law; provided, however, that Purchaser shall pay Seller's share of the operation and maintenance costs of the Facilities Switchyard allocable to such period as a Facilities Switchyard Owner, other than costs which may be recovered by Seller through transmission tariffs; provided further, in the event that Purchaser is subject to Seller's transmission tariff, Seller shall pay Purchaser a reasonable return on capital with respect to the portion of the Purchase Price allocated to the Facilities Switchyard, and (d) upon the execution of the Interconnection Agreement, Seller will transfer the Facilities Switchyard and the Facilities
Switchyard Agreement to Purchaser for the sum of One Dollar ($1.00) in accordance with the amendments to this Agreement to be entered into pursuant to
Section 9.10(a) hereof, at which time the Facilities Switchyard and the Facilities Switchyard Agreement will be treated as Assets (and not as Excluded Assets) and the related liabilities will be treated as Assumed Liabilities (and not as Excluded Liabilities) for all purposes of this Agreement.

                                    ARTICLE 7
                                 INDEMNIFICATION

     7.1 INDEMNIFICATION BY SELLER.

          (a) PURCHASER CLAIMS. From and after the Closing, Seller will indemnify, defend and hold harmless Purchaser and its parents and Affiliates, and each of their officers, directors, employees, attorneys, agents and successors and assigns (collectively, the "PURCHASER GROUP"), from and against any and all demands, suits, penalties, obligations, damages, claims, losses, liabilities, payments, costs and expenses (including reasonable legal, accounting and other expenses in connection therewith) and including costs and expenses incurred in connection with investigations and settlement proceedings which arise out of, in connection with, or relate to, the following (collectively, "PURCHASER CLAIMS"):

               (i) any breach or violation of any covenant or agreement of Seller set forth in this Agreement;

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
               (ii)  any  breach  or  inaccuracy  of  the   representations   or
     warranties made by Seller contained in this Agreement in Article 4;

               (iii) the Excluded Liabilities;

               (iv) any loss or damages resulting from or arising out of Seller's ownership or operation of the Excluded Assets after the Closing; or

               (v) any claims or attachments of Seller or any creditor of Seller against the Decommissioning Fund after the Closing Date.

          (b) SELLER LIMITATIONS. If the Closing occurs, the Purchaser Group will not be entitled to any punitive, incidental, indirect, special or consequential damages resulting from or arising out of any Purchaser Claims, including damages for lost revenues, income, or profits, diminution in value of the Facilities or any other damage or loss resulting from the disruption to or loss of operation of the Assets, except to the extent due on any Third Party Claim. The aggregate damages to which the Purchaser Group will be entitled under
Section 7.1(a)(ii) shall be limited to the Purchase Price, except for any breach or inaccuracy of the representations or warranties of Seller contained in
Section 4.9(a), for which such limit on the amount of damages shall not apply; provided, however, that damages with respect to any breach or inaccuracy of the representations or warranties of Seller contained in Section 4.9(a) shall be limited to the tax consequences to which the Purchaser Group or Purchaser's Fund is subject as a result of such breach or inaccuracy. Notwithstanding anything in this Agreement to the contrary, the Seller is not indemnifying the Purchaser Group for, and the Purchaser Group will not be entitled to indemnification for, any tax consequences to the extent caused by the Purchaser's failure to comply with Code Section 468(a) and applicable treasury regulations, including, but not limited to, any Taxes asserted after the Closing against Purchaser by reason of
(i) any act of Purchaser after Closing that constitutes an act of "self-dealing" as defined in Treasury Reg. ss. 1.468A-5(b)(2), (ii) "excess contributions" as defined in Treasury Reg. ss. 1.468A-5(c)(2)(ii) being made to the Purchaser's qualified decommissioning fund which has not been withdrawn within the period provided under Treasury Reg. 1.468A-5(c)(2)(i), and (iii) withdrawal from such qualified decommissioning funds for purposes other than those described in Code
Section 468A(e)(4) which results in full or partial disqualification of Purchaser's qualified decommissioning funds.

     7.2 INDEMNIFICATION BY PURCHASER.

          (a) SELLER CLAIMS. From and after the Closing, Purchaser will indemnify, defend and hold harmless Seller and its parents and Affiliates and each of their officers, directors, employees, attorneys, agents and successors and assigns (collectively, the "SELLER GROUP"), from and against any and all demands, suits, penalties, obligations, damages, claims, losses, liabilities, payments, costs and expenses (including reasonable legal, accounting and other expenses in connection therewith) and including costs and expenses incurred in connection with investigations and settlement proceedings which arise out of or relate to the following (collectively, "SELLER CLAIMS"):

               (i) any breach or violation of any covenant or agreement of Purchaser set forth in this Agreement;

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
               (ii) any breach or inaccuracy of any of the representations or warranties made by Purchaser contained in this Agreement in Article 5;

               (iii) the Assumed Liabilities; or

               (iv) any loss or damages resulting from or arising out of Purchaser's ownership or operation of the Assets from and after the Closing.

          (b) PURCHASER LIMITATIONS. If the Closing occurs, the Seller Group will not be entitled to any punitive, incidental, indirect, special or consequential damages resulting from or arising out of any Seller Claim, including damages for lost revenues, income, or profits, diminution in the value of the Facilities or any other damage or loss resulting from the disruption to or loss of operation of the Assets, except to the extent due on any Third Party Claim. The aggregate damages to which the Seller Group will be entitled to under
Section 7.2(a)(ii) shall be limited to the Purchase Price, except for any breach or inaccuracy of the representations or warranties of Purchaser contained in the last two sentences of Section 5.5, for which such limit on the amount of damages shall not apply. Notwithstanding the foregoing, damages with respect to any breach or inaccuracy of the representations or warranties of Purchaser contained in the last two sentences of Section 5.5 shall be limited to the tax consequences to which the Seller Group is subject as a result of such breach or inaccuracy.

     7.3 NOTICE OF CLAIM. Subject to the terms of this Agreement and upon a Party's receipt of notice of the assertion of a claim or of the commencement of any suit, action or proceeding made or brought by any Person who is not a Party to this Agreement or an Affiliate, the Party seeking indemnification hereunder (the "INDEMNITEE") will promptly notify the Party against whom indemnification is sought (the "INDEMNITOR") in writing of any damage, claim, loss, liability or expense which the Indemnitee has determined has given or could give rise to a claim under Section 7.1 "Indemnification by Seller" or Section 7.2 "Indemnification by Purchaser." (The written notice is referred to as a "NOTICE OF CLAIM.") A Notice of Claim will specify, in reasonable detail, the facts known to the Indemnitee regarding the claim. Subject to the terms of this Agreement, the failure to provide (or timely provide) a Notice of Claim will not affect the Indemnitee's rights to indemnification; provided, however, the Indemnitor is not obligated to indemnify the Indemnitee for the increased amount of any claim which would otherwise have been payable to the extent that the increase resulted from the failure to deliver timely a Notice of Claim.

     7.4 DEFENSE OF THIRD PARTY CLAIMS. The Indemnitor will defend, in good faith and at its expense, any claim or demand set forth in a Notice of Claim relating to a Third Party Claim and the Indemnitee, at its expense, may participate in the defense. The Indemnitee cannot settle or compromise any Third Party Claim so long as the Indemnitor is defending it in good faith. If the Indemnitor elects not to contest a Third Party Claim, the Indemnitee may undertake its defense, and the Indemnitor will be bound by the result obtained by the Indemnitee. The Indemnitor may at any time request the Indemnitee to agree to the abandonment of the contest of the Third Party Claim or to the payment or compromise by the Indemnitor of the asserted claim or demand. If the Indemnitee does not object in writing within fifteen (15) days of the Indemnitor's request, the Indemnitor may proceed with the action stated in the request. If within that fifteen (15) day period the Indemnitee notifies the Indemnitor in writing that it has determined that the contest should be continued, the Indemnitor will be liable under this Article 7 "Indemnification" only for an amount up to the amount which the third party to the contested Third Party Claim had agreed to accept in payment or compromise as of the time the Indemnitor made its request. This
Section 7.4 "Defense of Third Party Claims" is subject to the rights of any Indemnitee's insurance carrier that is defending the Third Party Claim.

     7.5 COOPERATION. The Party defending the Third Party Claim will (a) consult with the other Party throughout the pendency of the Third Party Claim regarding the investigation, defense, settlement, trial, appeal or other resolution of the Third Party Claim; and (b) afford the other Party the opportunity to be associated in the defense of the Third Party Claim. The Parties will cooperate in the defense of the Third Party Claim. The Indemnitee will make available to the Indemnitor or its representatives all records and other materials reasonably required by them for use in contesting any Third Party Claim (subject to obtaining an agreement to maintain the confidentiality of confidential or proprietary materials in a form reasonably acceptable to Indemnitor and Indemnitee). If requested by the Indemnitor, the Indemnitee will cooperate with the Indemnitor and its counsel in contesting any Third Party Claim that the Indemnitor elects to contest or, if appropriate, in making any counterclaim against the Person asserting the claim or demand, or any cross-complaint against any Person. The Indemnitor will reimburse the Indemnitee for any expenses incurred by Indemnitee in cooperating with or acting at the request of the Indemnitor.

     7.6 MITIGATION AND LIMITATION ON CLAIMS. As used in this Agreement, the term "INDEMNIFIABLE CLAIM" means any Purchaser Claims or Seller Claims. Notwithstanding anything to the contrary contained herein:

          (a) REASONABLE STEPS TO MITIGATE. The Indemnitee will take all reasonable steps to mitigate all losses, damages and the like relating to an Indemnifiable Claim, including availing itself of any defenses, limitations, rights of contribution, claims against third Persons and other rights at law or equity, and will provide such evidence and documentation of the nature and extent of the Indemnifiable Claim as may be reasonably requested by the Indemnitor. The Indemnitee's reasonable steps include the reasonable expenditure of money to mitigate or otherwise reduce or eliminate any loss or expense for which indemnification would otherwise be due under this Article 7 "Indemnification," and the Indemnitor will reimburse the Indemnitee for the Indemnitee's reasonable expenditures in undertaking the mitigation, together with interest thereon from the date of payment to the date of repayment at the "prime rate" as published in THE WALL STREET JOURNAL.

          (b) NET OF BENEFITS. Any Indemnifiable Claim is limited to the amount of actual damages sustained by the Indemnitee by reason of such breach or nonperformance.

          (c) MINIMUM CLAIM. No Party shall have any liability or obligation to indemnify under Section 7.1(a)(ii) or Section 7.2(a)(ii), as the case may be, unless the aggregate amount for which such Party would be liable thereunder, but for this provision, exceeds one percent (1%) of the Initial Purchase Price, and recovery shall be limited only to such amounts as exceed such percentage of the Initial Purchase Price; provided, however, that the foregoing indemnification limitation shall not apply to Seller's indemnification obligations relating to a breach or inaccuracy of Section 4.9(a) or Purchaser's indemnification obligations relating to a breach or inaccuracy of the last two sentences of Section 5.5. For purposes of the foregoing, individual claims of Fifteen Thousand Dollars ($15,000) or less shall not be aggregated for purposes of calculating such deductible threshold amount or for calculating damages in excess of such amount. Nothing in this
Section 7.6 is intended to modify or limit a Party's liability or obligation hereunder for other Indemnifiable Claims or to constitute an assumption by Purchaser of any Excluded Liability or an assumption by Seller of any Assumed Liability.

     7.7 EXCLUSIVITY. Except for intentional fraud, following the Closing, the rights and remedies of Seller, on the one hand, and Purchaser, on the other hand, for money damages under this Article are, solely as between Seller on the one hand, and Purchaser on the other hand, exclusive and in lieu of any and all other rights and remedies for money damages which each of Seller on the one hand, and Purchaser on the other hand, may have under this Agreement, under applicable Law, with respect to any Indemnifiable Claim, whether at common law or in equity.

                                    ARTICLE 8
                     CONDITIONS PRECEDENT TO OBLIGATIONS OF
                            PURCHASER AT THE CLOSING

          The obligations of Purchaser under this Agreement to complete the purchase of the Assets and assume the Assumed Liabilities are subject to the satisfaction or waiver, or deemed satisfaction or waiver, on or prior to the Closing, of each of the following conditions precedent:

     8.1 COMPLIANCE WITH PROVISIONS. Seller has performed or complied in all material respects with all covenants, agreements and conditions contained in this Agreement on its part required to be performed or complied with at or prior to the Closing.

     8.2 HSR ACT. The waiting period under the HSR Act applicable to the consummation of the sale of the Assets contemplated hereby shall have expired or been terminated;

     8.3 INJUNCTION. No preliminary or permanent injunction or other order or decree by any federal or state court or Governmental Authority which prevents the consummation of the sale of the Assets contemplated herein shall have been issued and remain in effect (each Party agreeing to cooperate in all efforts to have any such injunction, order or decree lifted) and no Law shall have been enacted by any state or federal government or Governmental Authority which prohibits the consummation of the sale of the Assets;

     8.4 REQUIRED REGULATORY APPROVALS. Without limiting the generality of Sections 6.1(a), 6.4 and 6.8, Purchaser shall have received all of Purchaser's Required Regulatory Approvals and Seller shall have received all of Seller's Required Regulatory Approvals, which approvals shall contain no condition which could reasonably be expected to have a Material Adverse Effect on the Assets or Purchaser.

     8.5 REPRESENTATIONS AND WARRANTIES. The representations and warranties of Seller set forth in this Agreement shall be true and correct in all material respects as of the Closing Date in each case as though made at and as of the Closing Date;

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
     8.6 OFFICER'S CERTIFICATE. Purchaser shall have received a certificate from Seller, executed by an authorized officer, dated the Closing Date, to the effect that the conditions set forth in Sections 8.1, 8.4 (insofar as it relates to Seller's Required Regulatory Approvals as specified in clause (i) of the definition thereof), 8.5 and 8.11 (insofar as it relates to Seller's Required Consents as specified in clause (i) of the definition thereof) have been satisfied by Seller;

     8.7 TITLE POLICY/INSURANCE. Title to Assets comprised of interests in real property and leased property shall have been evidenced by the willingness of a title insurer mutually agreeable to the Parties (the "TITLE INSURER") to issue at regular rates ALTA owner's, or lessee's, as the case may be, extended coverage policies of title insurance (1990 Form B) (the "TITLE POLICIES"), with the general survey and creditors' rights exceptions removed, in amounts equal to the portion of the Purchase Price allocated to such interests, showing title to such interests in such real property vested in Purchaser in the condition described in Section 6.12, subject only to Permitted Encumbrances, and transfer of such interest to Purchaser. The willingness of Title Insurer to issue the Title Policies shall be evidenced either by the issuance thereof at the Closing or by the title Insurer's delivery of written commitments or binders, dated as of the Closing (but insuring title as of the date title conveyance documents are recorded), to issue such Title Policies within a reasonable time after the Closing Date, subject to actual transfer of the real property in question.

     8.8 MATERIAL  ADVERSE  EFFECT.  Subject to SECTION 6.7, since the Effective
Date, no Material Adverse Effect shall have occurred and be continuing with respect to the Facilities and the Facilities Switchyard.

     8.9 IRS LETTER RULING. The IRS ruling set forth in Section 6.8(b) shall have been received with no condition or limitation thereon that is not reasonably acceptable to Purchaser.

     8.10 ENCUMBRANCES. Any and all liens and encumbrances (other than Permitted Encumbrances) on the Assets constituting personal property shall have been released and any documents necessary to evidence such release shall have been delivered to the Purchaser.

     8.11 SELLER'S REQUIRED CONSENTS. Without limiting the generality of SECTIONS 6.1(a) and 6.4, all of Seller's Required Consents shall have been obtained.

     8.12 LEGAL OPINION. Purchaser shall have received an opinion from Seller's counsel dated the Closing Date and reasonably satisfactory in form and substance to Purchaser and its counsel as to the matters specified in Exhibit B.

     8.13 NO TERMINATION. Neither Party has exercised any termination right such Party is entitled to exercise pursuant to Section 10.1.

     8.14 DECOMMISSIONING FUND. The assets comprising the Decommissioning Fund shall have been transferred at the Closing in accordance with the terms hereof and there shall have been no change inconsistent with historical practices between the Effective Date and Closing Date in the manner of allocating assets within the trusts in which such assets are held between the funds relating to the Palo Verde Nuclear Generating Station and the funds relating to the San Onofre Nuclear Generating Station that would have a material adverse impact on the value of the assets in the Decommissioning Fund and Seller shall provide evidence to Purchaser of the same in form and substance satisfactory to Purchaser.

                                    ARTICLE 9
                     CONDITIONS PRECEDENT TO OBLIGATIONS OF
                              SELLER AT THE CLOSING

          The obligations of Seller under this Agreement to complete the sale of the Assets and transfer the Assets and Assumed Liabilities to Purchaser are subject to the satisfaction or waiver, or deemed satisfaction or waiver, on or prior to the Closing, of each of the following conditions precedent:

     9.1 COMPLIANCE WITH PROVISIONS. Purchaser has performed or complied in all material respects with all covenants, agreements and conditions contained in this Agreement on its part required to be performed or complied with at or prior to the Closing.

     9.2 HSR ACT. The waiting period under the HSR Act applicable to the consummation of the sale of the Assets contemplated hereby shall have expired or been terminated;

     9.3 INJUNCTION. No preliminary or permanent injunction or other order or decree by any federal or state court or Governmental Authority which prevents the consummation of the sale of the Assets contemplated herein shall have been issued and remain in effect (each Party agreeing to use its best efforts to have any such injunction, order or decree lifted) and no Law shall have been enacted by any state or federal government or Governmental Authority in the United States which prohibits the consummation of the sale of the Assets;

     9.4 APPROVALS. Without limiting the generality of Sections 6.1(a) and 6.4, Purchaser shall have received all of Purchaser's Required Regulatory Approvals and Seller shall have received all of Seller's Required Regulatory Approvals, which approvals shall contain no condition which could reasonably be expected to have a Material Adverse Effect on Seller; without limiting the generality of the foregoing, the CPUC shall have approved Seller's application to sell the Assets in accordance with the terms hereof pursuant to Section 851 of the California Public Utilities Code, the Seller shall have approved the ratemaking treatment of the transactions contemplated hereby and by the Collateral Agreement as well as the calculation and recovery of transition cost arising therefrom and related thereto, and there shall additionally have been no material change in the regulations, policies, principles or terms of the restructuring of the California electrical utilities industry set forth in California Assembly Bill 1890 or in the CPUC's Policy Decision on Restructuring enunciated in D.95-12-063 dated December 20, 1995, as modified by D.96-01-009;

     9.5 REPRESENTATIONS AND WARRANTIES. The representations and warranties of Purchaser set forth in this Agreement and of the Guarantor set forth in the Guaranty shall be true and correct in all material respects as of the Closing Date, in each case as though made at and as of the Closing Date;

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     9.6 OFFICER'S  CERTIFICATE.  Seller shall have received a certificate  from
Purchaser, executed by an authorized officer, dated the Closing Date, to the effect that the conditions set forth in Sections 9.1, 9.4 (insofar as it relates to Purchaser's Required Regulatory Approvals as specified in clause (i) of the definition thereof) and 9.5 and 9.11 (insofar as it relates to Purchaser's Required Consents as specified in clause (i) of the definition thereof) have been satisfied by Purchaser;

     9.7 LEGAL OPINION. Seller shall have received an opinion from Purchaser's counsel dated the Closing Date and reasonably satisfactory in form and substance to Seller and its counsel as to the matters specified in Exhibit C.

     9.8 IRS LETTER RULING. The IRS ruling set forth in Section 6.8(b) shall have been received with no condition or limitation thereon that is not reasonably acceptable to Seller.

     9.9 NO TERMINATION. Neither Party has exercised any termination right such Party is entitled to exercise pursuant to SECTION 10.1 "Termination."

     9.10 INTERCONNECTION AGREEMENT. The Interconnection Agreement shall have been executed and delivered by the parties thereto other than Seller, provided that this condition shall be deemed waived and/or satisfied, if the condition is not otherwise met and Purchaser, in its sole discretion, elects, upon one Business Day's notice following Seller's termination of further proceedings hereunder because of failure of this condition, to exclude the Facilities Switchyard and the Facilities Switchyard Agreement from the Assets and to treat the same, and all Assets related thereto, as Excluded Assets, and the related liabilities as Excluded Liabilities (and not Assumed Liabilities), for all purposes of this Agreement, it being understood that if Purchaser makes such election, then (a) the Parties shall promptly enter into such amendments to this Agreement as are, in the reasonable opinion of Seller, necessary and appropriate to reflect such modification of the terms hereof and as are satisfactory to Purchaser and (b) the post-Closing provisions of Section 6.18 will apply.

     9.11 CONSENTS. Without limiting the generality of Sections 6.1(a) and 6.4, all of Purchaser's Required Consents shall have been obtained, subject to
Section 3.7, and the Closing shall not result in a material breach by Seller of a material Facilities Contract.

     9.12 COLLATERAL AGREEMENT. The closing under the Collateral Agreement or (if applicable) a Four Corners Closing shall have occurred or will occur concurrent with the Closing.

                                   ARTICLE 10
                                   TERMINATION

     10.1 RIGHTS TO TERMINATE. This Agreement, or to the extent specifically permitted herein a portion thereof, may, by written notice given on or prior to the Closing Date, in the manner provided in Section 11.10 "Notices," be terminated at any time prior to the Closing Date:

          (a) by Seller if there has been a material misrepresentation or a material default or breach by Purchaser with respect to Purchaser's representations and warranties in this Agreement or the due and timely performance of any of Purchaser's covenants and agreements

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contained in this Agreement,  and such  misrepresentation,  default or breach is not cured by the earlier of the Closing  Date or the date thirty (30) days after
receipt  by   Purchaser  of  written   notice   specifying   particularly   such
misrepresentation, default or breach;

          (b) by Purchaser if there has been a material misrepresentation or a material default or breach by Seller with respect to Seller's representations and warranties in this Agreement or the due and timely performance of any of Seller's covenants and agreements contained in this Agreement, and such misrepresentation, default or breach is not cured by the earlier of the Closing Date or the date thirty (30) days after receipt by Seller of written notice specifying particularly such misrepresentation, default or breach;

          (c) by Purchaser, upon written notice to Seller, if any of the Purchaser's Required Regulatory Approvals shall have been denied (and a petition for rehearing or refiling of an application initially denied without prejudice shall also have been denied), and such denial was not caused by or the result of a breach of this Agreement by Purchaser, or if the Purchaser's Required Regulatory Approvals shall have been granted but are not in form and substance reasonably satisfactory to Purchaser (including adverse conditions relating to Purchaser or the Assets);

          (d) by Seller, upon written notice to Purchaser, if any of the Seller's Required Regulatory Approvals shall have been denied (and a petition for rehearing or refiling of an application initially denied without prejudice shall also have been denied), and such denial was not caused by or the result of a breach of this Agreement by Seller, or shall have been granted but are not in form and substance reasonably satisfactory to Seller (including adverse conditions relating to Seller or the Assets);

          (e) by Purchaser in accordance with SECTION 6.7 "Risk of Loss";

          (f) by mutual agreement of Seller and Purchaser; or

          (g) subject to Section 6.13(b)(iii), by Seller or Purchaser if the conditions to such Party's Closing have not occurred by December 31, 2001, or if the conditions of the terminating Party for Closing cannot reasonably be met by such date, unless the reason for the failure of condition set forth in this
Section 10.1(g) is the result of the material breach of this Agreement by the Party seeking to terminate.

     10.2 EFFECT OF  TERMINATION.  If this  Agreement is terminated  pursuant to
Section 10.1 "Rights To Terminate," all further obligations and liabilities of the Parties hereunder will terminate, except (i) as set forth in Article 7 or as otherwise contemplated by the Agreement, (ii) for the obligations set forth in Sections 4.15 "Brokers," and 5.7 "Brokers," and 6.10 "Confidentiality," and
Article 11 "Miscellaneous Agreements and Acknowledgments," and (iii) for the obligations of the Parties set forth in the Confidentiality Agreement. Upon termination, the originals of any items, documents or written materials provided by one Party to the other Party will be returned by the receiving Party to the providing Party, and any Confidential Information retained by the receiving Party will be kept confidential.

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     10.3 SPECIFIC PERFORMANCE;  LIMITATION OF DAMAGES. Seller acknowledges that the  transactions  contemplated  by this  Agreement  are  unique  and  that  the
Purchaser  will  be  irreparably   injured  should  such   transactions  not  be
consummated in a timely fashion. Consequently, Purchaser will not have an adequate remedy at law if the Seller shall fail to transfer, assign and convey the Assets when required to do so hereunder. In such event, the Purchaser shall have the right, in addition to any other remedy available in equity or law, to specific performance of such obligation by Seller, subject to Purchaser's performance of its obligations hereunder. Purchaser acknowledges that the transactions contemplated by this Agreement are unique and that the Seller will be irreparably injured should such transactions not be consummated in a timely fashion. Consequently, Seller will not have an adequate remedy at law if the Purchaser shall fail to purchase the Assets when required to do so hereunder. In such event, the Seller shall have the right, in addition to any other remedy available in equity or law, to specific performance of such obligation by Purchaser, subject to Seller's performance of its obligations hereunder. Except as otherwise provided in Section 7.1(b) and Section 7.2(b), neither Party will be entitled to any punitive, incidental, indirect, special or consequential damages, including damages for lost revenues, income, or profits, resulting from or arising out of a breach of this Agreement, whether or not the Closing occurs.

                                   ARTICLE 11
                  MISCELLANEOUS AGREEMENTS AND ACKNOWLEDGMENTS

     11.1 EXPENSES. Except as otherwise provided herein, each Party is responsible for its own costs and expenses (including attorneys' and consultants' fees, costs and expenses) incurred in connection with this Agreement and the consummation of the transactions contemplated by this Agreement.

     11.2 ENTIRE DOCUMENT. This Agreement (including the Exhibits and Schedules to this Agreement), the Ancillary Agreements, the Collateral Agreement and the Confidentiality Agreement contain the entire agreement between the Parties with respect to the transactions contemplated hereby, and supersede all negotiations, representations, warranties, commitments, offers, contracts and writings (except for the Confidentiality Agreement) prior to the execution date of this Agreement, written or oral. No waiver and no modification or amendment of any provision of this Agreement is effective unless made in writing and duly signed by the Parties referring specifically to this Agreement, and then only to the specific purpose, extent and interest so provided.

     11.3 SCHEDULES. The Parties agree and acknowledge that the Schedules in this Agreement may be incomplete or subject to revision prior to the Closing. The Parties will cooperate and work in good faith to complete and update such Schedules in a manner consistent with the requirements of this Agreement. The Schedules delivered pursuant to the terms of this Agreement are an integral part of this Agreement to the same extent as if they were set forth verbatim herein.

     11.4  COUNTERPARTS.   This  Agreement  may  be  executed  in  one  or  more
counterparts, each of which is an original, but all of which together constitute one and the same instrument.

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     11.5 SEVERABILITY. If any provision hereof is held invalid or unenforceable by any arbitrator or as a result of future legislative action, this holding or action will be strictly construed and will not affect the validity or effect of any other provision hereof. To the extent permitted by law, the Parties waive, to the maximum extent permissible, any provision of law that renders any provision hereof prohibited or unenforceable in any respect.

     11.6 ASSIGNABILITY. This Agreement is binding upon and inures to the benefit of the successors and assigns of the Parties, but is not assignable by any Party without the prior written consent of the other Party, which consent may be granted or withheld in such Party's sole discretion; provided, however, Purchaser may, upon ten (10) Business Days' notice to Seller, assign its rights and obligations to its Affiliate, APS, without Seller's consent, and Purchaser shall use its Commercially Reasonable Efforts to assign its rights and obligations to APS if such an agreement is necessary to obtain required consents or Seller's or Purchaser's Required Regulatory Approvals. Any such assignment is conditioned on the assignee's agreement in writing to assume the assigning
Party's duties and obligations under this Agreement and the Ancillary Agreements, subject to any and all restrictions, terms and conditions of the Facilities Co-Tenancy Agreement and the Facilities Switchyard Agreement and provided that such assignment does not adversely affect or prejudice any of Seller's rights hereby or result in any delay in the date when the transactions contemplated hereby would otherwise close. Any assignment effected in accordance with this Section 11.6 "Assignability" will not relieve the assigning Party of its obligations and liabilities under this Agreement and the Ancillary Agreements.

     11.7 CAPTIONS. The captions of the various Articles, Sections, Exhibits and Schedules of this Agreement have been inserted only for convenience of reference and do not modify, explain, enlarge or restrict any of the provisions of this Agreement.

     11.8 GOVERNING LAW. The validity, interpretation and effect of this Agreement are governed by and will be construed in accordance with the laws of the state in which the Facilities are located applicable to contracts made and performed in such state and without regard to conflicts of law doctrines except to the extent that certain matters are preempted by Federal law or are governed by the law of the jurisdiction of organization of the respective Parties.

     11.9 DISPUTE RESOLUTION.

          (a) INTENT OF THE PARTIES. Except as provided in the next sentence, the sole remedy available to either Party for any dispute or claim arising out of or relating to this Agreement or any Ancillary Agreement is the dispute resolution procedure set forth in this Section 11.9 "Dispute Resolution." Either Party may seek a preliminary injunction or other provisional judicial remedy if such action is necessary to prevent irreparable harm or preserve the status quo, in which case both Parties nonetheless will continue to pursue resolution of the dispute by means of this procedure. If the Parties cannot resolve a dispute under Section 11.9(b) "Management Negotiations", then the dispute shall be settled through binding arbitration under Section 11.9(c) "Arbitration."

          (b) MANAGEMENT NEGOTIATIONS. The Parties will attempt in good faith to resolve any dispute or claim arising out of or relating to this Agreement or an Ancillary

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
Agreement promptly by negotiations between a vice president (or more senior officer) of Seller or his or her designated representative and an executive of similar authority of Purchaser. Either Party may give the other Party written notice of any dispute or claim. Within twenty (20) days after delivery of said notice, the executives will meet at a mutually acceptable time and place, and thereafter as often as they reasonably deem necessary to exchange information and to attempt to resolve the dispute or claim. If the matter has not been resolved within sixty (60) days of the first meeting, either Party (by notice to the other Party) may initiate arbitration of the controversy pursuant to Section 11.9(c) "Arbitration."

          (c) ARBITRATION. In the event that meetings have been held in accordance with Section 11.9(b) and any such dispute shall have not been resolved at such meetings, then such dispute shall be resolved exclusively by arbitration, upon the written request of any Party involved in such dispute and the Parties shall submit such dispute to binding arbitration pursuant to the Commercial Arbitration Rules of the American Arbitration Association (the "COMMERCIAL ARBITRATION RULES"). In the event that such dispute is submitted to arbitration pursuant to the Commercial Arbitration Rules, then the arbitration tribunal shall be composed of three neutral arbitrators (one such arbitrator to be selected by Seller, on the one hand, and Purchaser, on the other hand, and the third such arbitrator shall be a former U.S. District Court or U.S. Circuit Court of Appeals judge and shall serve as chairperson of such tribunal, selected by the other two arbitrators or, in the absence of agreement between such arbitrators by the American Arbitration Association). The venue of the arbitration shall be Phoenix, Arizona, if arbitration is initiated by Seller, and Los Angeles, California, if arbitration is initiated by Purchaser; the language of the arbitration shall be English and the arbitration shall commence no later than sixty (60) days after the written request to arbitrate given by a Party in accordance with this Agreement. The decision, judgment and order of the arbitration tribunal shall be final, binding and conclusive as to the Parties involved in such dispute, and their respective representatives, and may be entered in any court of competent jurisdiction. Other than the fees and expenses of the arbitrators, which shall be shared equally by the Parties to the dispute, each Party shall bear its own costs and expenses (including attorneys' fees and expenses) relating to the arbitration.

     11.10 NOTICES. All notices, requests, demands and other communications under this Agreement must be in writing and must be delivered in person or sent by certified mail, postage prepaid, or by overnight delivery, and properly addressed as follows:

     If to Seller:

          Southern California Edison Company
          2244 Walnut Grove Avenue
          Rosemead, California 91770
          Attention: Chief Financial Officer

     With a copy to:

          Southern California Edison Company
          2244 Walnut Grove Avenue
          Rosemead, California 91770
          Attention: General Counsel

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
     If to Purchaser:

          Pinnacle West Energy Corporation
          400 North 5th Street
          Mailstation 9046
          Phoenix, Arizona 85004
          Attention: Faye Widenmann

     With a copy to:

          Pinnacle West Capital Corporation
          400 North 5th Street
          Mailstation 9988
          Phoenix, Arizona 85004
          Attention: Warren C. Kotzmann

     With a copy to:

          Pinnacle West Capital Corporation
          400 North 5th Street
          Mailstation 9068
          Phoenix, Arizona 85004
          Attention: General Counsel

          Any Party may from time to time change its address for the purpose of notices to that Party by a similar notice specifying a new address, but no such change is effective until it is actually received by the Party sought to be charged with its contents.

          All notices and other communications required or permitted under this Agreement which are addressed as provided in this Section 11.10 "Notices" are effective upon delivery, if delivered personally or by overnight delivery, and, are effective five (5) days following deposit in the United States mail, postage prepaid if delivered by mail.

     11.11 TIME IS OF THE ESSENCE. Time is of the essence of each term of this Agreement. Without limiting the generality of the foregoing, all times provided for in this Agreement for the performance of any act will be strictly construed.

     11.12 NO THIRD PARTY BENEFICIARIES. Except as may be specifically set forth in this Agreement, nothing in this Agreement, whether express or implied, is intended to confer any rights or remedies under or by reason of this Agreement on any Persons other than the Parties and their respective permitted successors and assigns, nor is anything in this Agreement intended to relieve or discharge the obligation or liability of any third Persons to any Party, nor give any third Persons any right of subrogation or action against any Party.

     11.13 NO JOINT VENTURE. Nothing contained in this Agreement creates or is intended to create an association, trust, partnership, or joint venture or impose a trust or partnership duty, obligation, or liability on or with regard to any Party.

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     11.14  CONSTRUCTION  OF  AGREEMENT.  Ambiguities  or  uncertainties  in the wording of this Agreement will not be construed for or against any Party, but will be construed in the manner that most accurately reflects the Parties' intent as of the date they executed this Agreement.

     11.15 EFFECT OF CLOSING OVER KNOWN UNSATISFIED CONDITIONS OR BREACHED REPRESENTATIONS, WARRANTIES OR Covenants. If Seller or Purchaser elects to proceed with the Closing with Knowledge by it of any failure to be satisfied of any condition in its favor or the breach of any representation, warranty or covenant by the other Party, the condition that is unsatisfied or the representation, warranty or covenant which is breached at the Closing Date will be deemed waived by such Party, and such Party will be deemed to fully release and forever discharge the other Party on account of any and all claims, demands or charges, known or unknown, with respect to the same.

     11.16 CONFLICTS. In the event of any conflicts or inconsistencies between the terms of this Agreement and the terms of any of the Ancillary Agreements, the terms of this Agreement will govern and prevail.

     11.17 WAIVER OF COMPLIANCE. To the extent permitted by applicable Law, any failure of any of the Parties to comply with any obligation, covenant, agreement or condition set forth herein may be waived by the Party entitled to the benefit thereof only by a written instrument signed by such Party, but any such waiver shall not operate as a waiver of, or estoppel with respect to, any prior or subsequent failure to comply therewith. The failure of a Party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

     11.18 SURVIVAL.

          (a) The representations and warranties given or made by any Party in Articles 4 or 5 hereof or in any certificate or other writing furnished in connection herewith shall survive the Closing for a period of twenty-four (24) months after the Closing Date and shall thereafter terminate and be of no further force or effect, except that (i) all representations and warranties relating to nuclear fuel decommissioning funds, Taxes and Tax Returns, including those set forth in Section 4.9, Section 4.10, Section 4.13, Section 5.5, and
Section 5.10 shall survive the Closing for the period of the applicable statutes of limitation plus any extensions or waivers thereof, (ii) all representations and warranties relating to title, including those set forth in Section 4.8 and
Section 4.9 shall  survive the Closing  for an  indefinite  period of time,  and
(iii) any representation or warranty as to which a claim (including a contingent claim) shall have been asserted during the survival period shall continue in effect with respect to such claim until such claim shall have been finally resolved or settled. Subject to Sections 5.10 and 11.15, each Party shall be entitled to rely upon the representations and warranties of the other Party set forth herein, notwithstanding any investigation or audit conducted before or after the Closing Date or the decision of any Party to complete the Closing.

          (b) The covenants and agreements of the Parties contained in this Agreement, including those set forth in Article 7, shall survive the Closing indefinitely, unless otherwise specified herein.

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
                            [SIGNATURE PAGE FOLLOWS]

          IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.

SOUTHERN CALIFORNIA EDISON COMPANY,
a California corporation


By Stephen E. Frank
   ----------------------------------
   Name: Stephen E. Frank
   Title: Chairman, President and CEO


PINNACLE WEST ENERGY CORPORATION,
an Arizona corporation


By William L. Stewart
   ----------------------------------
   Name: William L. Stewart
   Title: President

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